T.Rowe Price Active Crypto ETF S-1A

Exhibit 10.3

ORDER FORM

Anchorage Contact	Client Contact

Name: AJ Macey	Name: Kristen Risner
Email: aj.macey@anchorlabs.com	Email: kristen.risner@troweprice.com

This MASTER CUSTODY SERVICE AGREEMENT (“Agreement”) is made and entered into as of the Effective Date provided herein, by and between Anchorage Digital Bank N.A. (“Anchorage”), and each Client as provided herein (each a “Client”) (Anchorage and Client, each a “Party” and collectively, the “Parties”). Each Client, acting through T. Rowe Price Sponsor LLC (the “Agent”), severally and not jointly enters into this Agreement with Anchorage. This Agreement shall constitute separate agreements, each between a single Client and Anchorage, as if such Client had executed a separate Agreement naming only itself as the Client, and no Client shall have any liability for the obligations of any other Client. Any reference to “Agreement” shall be construed to refer to the respective Agreement between a Client and Anchorage.

The Agreement consists of the terms in this Order Form and the immediately following Standard Terms and Conditions (including any Schedules, Addenda and Exhibits thereto) which together shall form the Agreement.

1. Effective Date:	February 26, 2026
2. Initial Term:	Three (3) year
3. Renewal Term:	One (1) year
4. Client(s). Each “Client” listed herein is subject to the Agreement as if this Agreement were between such individual Client and Anchorage, except specifically the Fees will be calculated on an aggregated basis, including the sum of all Clients’ Assets Under Custody. For the avoidance of doubt, notwithstanding anything herein to the contrary, each Client shall only be responsible for Fees and liabilities attributable to its assets held in its own Account pursuant to such Client’s Agreement with Anchorage, and under no circumstances will any Client be responsible for the Fees or liabilities of any other Client or person
T. Rowe Price Active Crypto ETF, a Delaware Statutory Trust

5.	Fees.

[Redacted]

.

6.	Address for Notices:

To Client(s):

Invoice Email: mybuyinvoice@troweprice.com

Notice Email: Vendor.Contracts@troweprice.com AND DAS.coverage@troweprice.com

T. Rowe Price Sponsor LLC

1307 Point Street

Baltimore, Maryland 21231

Attention: Simone Sherman, Kristen Risner

With a copy to where relating to notice of breach, termination, claims for indemnification, and other legal or adverse matters:

T. Rowe Price Associates, Inc.

1307 Point Street

Baltimore, Maryland 21231

Attention: General Counsel

To Anchorage:	legal@anchorage.com AND custodyexecutive@anchorage.com Anchorage Digital Bank N.A. 101 S. Reid Street, Suite 307 #329 Sioux Falls, South Dakota 57103

IN CONSIDERATION AND WITNESS WHEREOF, Anchorage and Client, by their duly authorized representatives, hereby execute this Agreement as of the Effective Date.

ANCHORAGE DIGITAL BANK N.A.	ON BEHALF OF EACH CLIENT SET FORTH HERETO

By: /s/ Jake Childs	By: /s/ Francine Rosenberger

Name: Jake Childs	Name: Francine Rosenberger

Title: Head of Asset Management	Title: Vice President & Secretary

Company: T. Rowe Price Sponsor LLC

AFFILIATED BUSINESS DISCLOSURE

AND CONFLICT OF INTEREST WAIVER

Anchorage Digital Bank N.A. (“Anchorage Digital Bank”) is affiliated with Anchor Labs, Inc., Anchorage Hold LLC, Anchorage Digital Singapore Pte. Ltd., and other affiliates (each an “Anchorage Affiliate”), through common ownership and management. In particular, Anchor Labs, Inc. provides certain administrative, technology, marketing, and other support services for custodial accounts on behalf of Anchorage Digital Bank. Because Anchorage Digital Bank and Anchorage Affiliates are under common ownership and management, the owners of Anchor Labs, Inc. will receive an indirect benefit from any fees you pay to Anchorage Digital Bank. In addition, Anchorage Digital Bank and Anchorage Affiliates may each provide services to its own clients that are also participating in any additional optional services supported by both Anchorage Digital Bank and Anchorage Affiliates. Anchorage Digital Bank and Anchorage Affiliates may refer clients to each other, and cooperate with each other, for the performance of these shared services. If Anchorage Digital Bank offers additional optional services to clients to participate in a network of services offered by Anchorage Affiliates, and you choose to participate in such services, you hereby acknowledge and consent to the sharing of Client Data (as defined in this Agreement) between Anchorage Digital Bank and Anchorage Affiliates solely in order to provide such services to you. Any sharing of Client Data shall be subject to the Data Processing Addendum (as defined in this Agreement) agreed between the applicable parties, and all applicable Laws. Your use of services of Anchorage Digital Bank may result in benefits from such referral to the other companies by virtue of the companies’ common ownership and management. For the avoidance of doubt, all relationships between Anchorage Digital Bank and Anchorage Affiliates, and all provision of Services to each Client, are in compliance with all applicable laws and regulations and industry best practices, including, without limitation, those concerning conflicts of interest, and this Agreement.

ACKNOWLEDGEMENT

I, duly authorized and on behalf of each Client as set forth in the Order Form, have read this disclosure form, and I acknowledge and understand that Anchorage Digital Bank and Anchorage Affiliates are under common ownership and control. I further acknowledge and understand that by retaining Anchorage Digital Bank, I am providing an indirect financial benefit to the owners of Anchorage Affiliates. Understanding the common ownership and control of the companies, I agree to utilize the services of Anchorage Digital Bank of my own free will. I also understand and agree that Anchorage Digital Bank may share Client Data with any Anchorage Affiliate solely for the purpose of facilitating additional optional services to participate in a network of services offered by Anchorage Digital Bank, and Anchorage Affiliates, that Client has agreed to receive. I acknowledge and understand that any referrals for services among Anchorage Digital Bank and Anchorage Affiliates may result in the owners of the referring company receiving an indirect financial benefit from the services provided.

ON BEHALF OF EACH CLIENT SET FORTH HERETO

By: /s/ Francine Rosenberger

Name: Francine Rosenberger

Title: Vice President & Secretary

Company: T. Rowe Price Sponsor LLC

ANCHORAGE DIGITAL BANK

STANDARD TERMS AND CONDITIONS

Capitalized terms not defined in the Order Form, body of these Terms and Conditions, or supporting Schedules are defined in Schedule A (Definitions).

1.	Anchorage Appointment and Provision of the Services.

1.1.	Appointment. Client appoints Anchorage to provide the Services, including acting as custodian of Client Digital Assets pursuant to this Agreement, and Anchorage hereby accepts such appointment. Anchorage is a qualified custodian as defined under Investment Advisers Act of 1940 (“Advisers Act”).

1.2.	Provision of the Services.

(a)	Subject to (i) Client’s successful completion of the account acceptance process as provided in Section 2.1, and (ii) the terms of this Agreement, during the Term, Anchorage will provide the Services to Client.

(b)	Anchorage will reasonably determine the requirements for any Direction, including Authenticated Instructions, and whether such requirements have been satisfied as to any Direction, at all times subject to this Agreement. Anchorage shall not act on a direction or instruction which is not an Authenticated Instruction. Subject to the terms of, and provided Anchorage complies with its obligations under, this Agreement, Anchorage is entitled to rely upon a Direction in all respects. Client and Anchorage agree and acknowledge that: (i) Anchorage’s acceptance of Directions related to Client’s deposit and withdrawal of assets is based on the parameters of Authenticated Instructions and in accordance with Anchorage’s Services requirements under this Agreement; (ii) Anchorage has no duty to inquire into or investigate the legality, validity, or accuracy of any information, data, or instructions related to a Direction that it reasonably believes is genuine following authentication, subject to, and provided Anchorage complies with its obligations under, this Agreement; and (iii) Anchorage shall act in a commercially reasonable manner, and in conformance with the following: (1) Directions shall continue in full force and effect until executed, cancelled or superseded; (2) if any Directions are ambiguous or if in in Anchorage’s reasonable opinion any Directions are likely to be inaccurate, Anchorage shall notify Client and shall refuse to execute such Directions until any such ambiguity has been clarified by Client to Anchorage’s satisfaction; and (3) Anchorage may refuse to execute Directions if in Anchorage’s reasonable opinion such Directions are outside the scope of its obligations under this Agreement or are contrary to any applicable Laws and Anchorage will promptly notify Client of such refusal. Notwithstanding any limitations and exclusions set out in Section 10, Anchorage is responsible for losses resulting from its errors in executing a Direction from the Client (e.g., if Client provides the correct destination address for executing a withdrawal transaction, but Anchorage erroneously sends Client’s Digital Assets to another destination address).

(c)	The Services are available only in connection with those Digital Assets and protocols that Anchorage, in its sole discretion, supports which shall include: (i) subject to Anchorage notifying Client in accordance with the requirements of this Section 1.2(c) that it will cease to support such Digital Assets, the Supported Digital Assets; and (ii) such other Digital Assets as Anchorage may notify to Client in writing from time to time. The type and scope of Services that Anchorage supports for each Digital Asset, and applicable Fees for such Services, may differ provided that, in respect of the Supported Digital Assets, the Fees payable by Client and the type and scope of Services to be provided by Anchorage shall be as agreed between the Parties pursuant to the applicable Order Form and this Agreement. Under no circumstances should Client attempt to use the Services to store, send, request, or receive Digital Assets and protocols that Anchorage does not support. Anchorage assumes no responsibility in connection with any attempt to use any Account or Vault with Digital Assets that Anchorage does not support, and any such unsupported Digital Assets deposited to or received in any Account or Vault are subject to forfeiture and loss. The Digital Assets that Anchorage supports may change from time to time, based on Anchorage’s sole and absolute discretion. Anchorage will notify Client in advance if it ceases to support a particular Digital Asset for which Anchorage has previously provided Services to Client. In the case of a Supported Digital Asset, Anchorage shall provide Client with one hundred and eighty (180) days’ written notice before ceasing to support custody services for a Supported Digital Asset, unless Anchorage is required to cease such support by applicable Law, in which case written notice shall be provided promptly upon Anchorage determining it will not be able to support custody services for a Supported Digital Asset.

(d)	Anchorage shall only follow the Directions from Client. Anchorage is released and held harmless by Client for Claims or Losses caused by following the Directions from the Client, subject to the terms of, and provided Anchorage complies with its obligations under, this Agreement.

(e)	From time to time, Anchorage may, in its sole discretion, offer Client additional optional services involving settlement services (“Optional Settlement Services”). Client may elect to accept Optional Settlement Services by signing a separate agreement involving such Optional Settlement Services. For the avoidance of doubt, by entering this Agreement, the Client has not elected to accept Optional Settlement Services from Anchorage.

(f)	Anchorage is solely responsible for any gas or network fees necessary for the transfer of Digital Assets pursuant to Client Directions. Anchorage shall be liable for paying any gas or network fees on behalf of Client and shall be liable for any canceled Directions due to insufficient gas or network fees.

1.3.	Storage of Digital Assets. Anchorage will receive Digital Assets for storage in Client's Account by generating Private Keys and their Public Key pairs, with Anchorage retaining custody of such Private Keys. Upon receipt, Anchorage will custody the Digital Assets in Client’s name in an Account established for the benefit of the Client and no other person. The Private Keys controlling the Digital Assets belonging to Client shall be securely held by Anchorage in offline cold storage at all times within hardware security modules that have never been connected to the internet and which are located at geographically distributed locations which are physically and logically secure. Anchorage shall be deemed to have received a Digital Asset into custody after the Digital Asset’s receipt into a blockchain wallet address associated with the Client’s Account has been confirmed on the relevant Blockchain, except for Digital Assets deemed to be spam or gas by Anchorage and the Client, in which case such Digital Assets designated as spam or gas will be considered Digital Assets of Anchorage. Digital Assets in Client’s Account shall: (i) be segregated at a unique blockchain address or addresses on the relevant Blockchain (e.g., in the case of bitcoin, the Blockchain associated with the Bitcoin network) from the assets held by Anchorage as principal and the assets of other customers of Anchorage and any other person, (ii) not be treated as general assets of Anchorage, and Anchorage shall have no right, title or interest in such Digital Assets, (iii) Anchorage serves as a fiduciary and custodian on Client’s behalf, and the Digital Assets in Client’s Account are considered fiduciary assets that remain Client’s property at all times. Digital Assets shall be held in Client’s Account in accordance with the terms of this Agreement and shall not be commingled with other customers', Anchorage's, or any other person's Digital Assets. Client's Account(s) and all Digital Assets in the Client's Account shall be held by Anchorage at all times.

1.4.	Accounting for and ownership of Client Digital Assets and fiat currency. At all times, Client owns Digital Assets and fiat currency (if applicable) held by Anchorage on behalf of Client under this Agreement. Client Digital Assets and fiat currency of the Client are custodial assets that shall be kept separate from the assets of Anchorage and Anchorage’s other clients and shall not be reflected on Anchorage’s balance sheet as assets of Anchorage. Anchorage will record on its books and records all Digital Assets and fiat currency (if applicable) received by it for the Account and will segregate Client Digital Assets from those of any other person or entity at a unique blockchain address or addresses at which only Digital Assets belonging to Client shall be held at all times. Anchorage shall verify on a daily basis that the previous day’s transactions in respect of Client Digital Assets as recorded by Anchorage are consistent with the records of the Blockchain. Anchorage will, at all times during the Term, provide Client with access to: (i) the Technology Platform for transaction records and holdings and will provide Client daily statements that show balances and transaction records of Client Digital Assets; and (ii) the Anchorage API which will provide Client with a live data feed that show balances and transaction records of Client Digital Assets. Upon commercially reasonable notice to Anchorage and at no charge to Client, Anchorage will provide Client copies of the books and records pertaining to the Client that are in the possession or under the control of Anchorage. The books and records maintained by Anchorage will, to the extent applicable, be prepared and maintained in all material respects as required by applicable Laws, and shall separately identify Client's Digital Assets at all times such that in an insolvency of Anchorage, the receiver or other administrator appointed in respect of Anchorage would be able to identify and trace Client's Digital Assets separately from the assets of Anchorage's own assets and those of all other persons. Upon request from Client in writing and at no charge to Client (or its authorized independent public accountant), Anchorage shall reasonably cooperate with Client’s authorized independent public accountant, and provide Client’s authorized independent public accountant confirmation of and access to information sufficient to confirm: (i) the existence of Client’s Digital Assets and fiat currency as of such date as such accountant may specify, including the reconciliation of such Digital Assets against the Blockchain, and (ii) Client’s Digital Assets are held in a separate Account under Client’s name, and (iii) such other information as Client's authorized independent public accountant may reasonably request in connection with any audit or examination of Client, Client’s Account(s) or Client’s Digital Assets, including Anchorage’s most recent SOC 1 Report.

1.5.	Authority to Assign or Pledge. Client’s Digital Assets and fiat currency shall not be subject to any right, charge, security interest, lien or claim of any kind in favor of Anchorage or any of its Affiliates or of any creditor of any of them, and Anchorage shall not have the independent right or authority to assign, hypothecate or re-hypothecate, pledge, encumber or otherwise dispose of any Client Digital Assets or fiat currency of Client. The Digital Assets in the Account and the fiat currency in the Deposit Account, as defined in Section 2.7, are not general assets of Anchorage or of any of its Affiliates and are not available to satisfy claims of any creditors of Anchorage or of any of its Affiliates.

1.6.	Application of UCC. The Parties agree the relationship between Anchorage and Client is governed by Article 8 of the New York Uniform Commercial Code, as adopted and implemented under New York law (“Article 8”). For purposes of this Agreement: Client Digital Assets credited to the Account and fiat currency in the Deposit Account (as defined in Section 2.7), shall be treated as a “financial asset” under Article 8. Anchorage is a “securities intermediary” with respect to all financial assets held in such securities accounts, the Account is maintained as a “securities account” pursuant to Article 8 in the ordinary course of business Client is an “entitlement holder” under Article 8. This Agreement sets forth how Anchorage will satisfy its Article 8 duties. Treating Client assets in the Account as financial assets under Article 8 does not determine the characterization or treatment of the cash and Digital Assets of Client under any other law or rule. New York will be the securities intermediary’s jurisdiction with respect to Anchorage for purposes of Article 8, and New York law will govern all issues addressed in Article 2(1) of the Hague Securities Convention. Anchorage will credit the Client with any payments or distributions on any Client Digital Assets it holds in Client’s Account. Anchorage will comply with Client’s Directions with respect to Client Digital Assets in Client’s Account, subject to the terms of this Agreement. Anchorage is obligated by Article 8 to maintain sufficient Digital Assets to satisfy all entitlements of customers of Anchorage, respectively, to the same Digital Assets. Anchorage shall not grant any person or entity a lien, security interest, encumbrance, mortgage, pledge, or adverse claim or interest of any kind in the Digital Assets in the Client's Account. Digital Assets in Client’s Account are custodial assets. Under Article 8, the Digital Assets in the Client’s Account are not general assets of Anchorage, and are not available to satisfy claims of creditors of Anchorage or any of its Affiliates. Anchorage will comply at all times with the duties of a securities intermediary under Article 8, including but not limited to those set forth at UCC sections 8-504(a), 8-505(a), 8-506(a), 8-507 and 8-508.

1.7.	Rights of Use; Limits on Use. Subject to the terms of this Agreement, Anchorage hereby grants to Client a non-sublicensable (except to Affiliates of Client or to any Authorized Person, Agent, and any Third Party in accordance with this Section 1.7), non-exclusive, royalty-free, worldwide and irrevocable (except pursuant to the express termination provisions set out in this Agreement) right during the Term to access the Technology Platform. Client may sublicense its rights to access and use the Technology Platform to any of its Affiliates, Authorized Persons, Agent, and Third Parties authorized by Client in accordance with Section 2.3(b). Client will not, and will not permit its Affiliates, Authorized Persons, Agents or applicable Third Parties to: (i) directly or indirectly copy, disseminate, display, distribute, publish, sell, or otherwise disclose any part of the Technology Platform, or create any works or other materials based on or derived from any part of the Technology Platform in a manner not contemplated under this Agreement or otherwise directed by Anchorage or its Affiliates or Agents during the Term; (ii) reverse engineer, decompile, or disassemble the software used in the Technology Platform; (iii) sell, rent, lease, or license Client’s right to use the Technology Platform except as may be set out under this Agreement; or (iv) use the Technology Platform or Services in any other way not expressly authorized by this Agreement. Client will be responsible for all acts and omissions of Authorized Persons in connection with or relating to this Agreement; provided that the foregoing will not in any way limit or reduce Anchorage’s duties and obligations to Client under this Agreement.

1.8.	Support and Maintenance. Subject to applicable Law, as part of the Services and at no additional cost to Client, Anchorage will (i) make available the Technology Platform, and (ii) provide other Support Services, in each case as described in this Agreement, including in Addendum 1 and in accordance with the Service Level Agreement attached as Exhibit A to Addendum 1.

1.9.	Business Continuity Policy. Anchorage shall maintain at all times during the Term a business continuity and disaster recovery program that is part of the normal operating procedures applicable to Anchorage’s performance of Services as set forth in Exhibit D to Addendum 1.

1.10.	Forks, Airdrops.

(a)	Should a Fork occur: (i) Anchorage retains the right, in its sole discretion, to determine whether or not to support (or cease supporting) either Forked Network; (ii) in connection with determining whether to support a Forked Network, Anchorage may suspend certain operations, in whole or in part (subject to, with respect to Supported Digital Assets only, providing not less than ninety (90) days’ notice to Client prior to such suspension), for only the amount of time that is reasonably necessary for Anchorage to take the necessary steps, as determined in its sole discretion, to perform obligations hereunder with respect to supporting the Forked Network; (iii) Client hereby agrees that Anchorage shall determine, in its sole discretion, whether to support such Forked Network and that Client shall have no right or claim against Anchorage related to value represented by any change in the value of any Digital Asset (on a Forked Network), including with respect to any period of time during which Anchorage exercises its rights described herein with respect to Forks and Forked Networks; and (iv) Anchorage will use all commercially reasonable efforts to select as soon as reasonably possible and in its sole discretion, at least one (1) of the Forked Networks to support and will identify such selection in a written notice to Client. Further:

(1)	With respect to a Forked Network that Anchorage chooses not to support Anchorage shall, in consultation with Client and with respect to Supported Digital Assets only, but in its sole final discretion, elect to (x) abandon or otherwise not pursue obtaining the Digital Assets from that Forked Network, or (y) if Client provides written consent to take delivery of such Digital Assets from the Forked Network, deliver the Digital Assets from that Forked Network to Client (or such Third Party nominated by Client in writing) within a time period as determined by Anchorage in its sole discretion, together with any credentials, keys, or other information sufficient for Client (or its nominated Third Party) to gain control over such Digital Assets (subject to the withholding and retention by Anchorage of an amount reasonably necessary to fairly compensate Anchorage (on a pro rata basis) for the efforts expended to obtain and deliver such Digital Assets to Client or its nominated Third Party).

(2)	With respect to Forked Networks that Anchorage chooses to support, Client may be responsible for the reasonable additional fees incurred by Anchorage attributable to Anchorage’s support of such Fork and prorated in respect of Client’s Digital Assets (to be negotiated and agreed between the Parties in writing prior to such Fork taking effect), and Client acknowledges and agrees that Anchorage assumes no responsibility with respect to any Forked Network and related Digital Assets that it chooses not to support.

(b)	Client acknowledges that Digital Asset values can fluctuate substantially which may result in a total loss of the value of Digital Assets. The supply of Digital Assets available as a result of a Forked Network and Anchorage’s ability to deliver Digital Assets resulting from a Forked Network may depend on circumstances or Third Party providers that are outside of Anchorage’s control. Anchorage does not own or control any of the protocols that are used in connection with Digital Assets and their related Digital Asset networks, including those resulting from a Forked Network. Accordingly, Anchorage disclaims all liability relating to a Forked Network and any change in the value of any Digital Assets (whether on a Forked Network or otherwise) due to the operation of Digital Asset networks which affect all holders of Digital Assets on such networks as a class, and makes no guarantees regarding the security, functionality, or availability of such protocols or Digital Asset networks, provided Anchorage shall act in accordance with this Agreement. In the event that a Digital Asset network, entity or person (a “Sender”) attempts to or does contribute (sometimes called “airdropping” or “bootstrapping”) its Digital Assets (collectively, “Airdropped Digital Assets”) to holders of Digital Assets on an existing Digital Asset network and Client notifies Anchorage in writing that Client agrees in writing that it is willing to take possession of the Airdropped Digital Assets associated with Client’s Digital Assets, Anchorage shall carry out one of the following actions in its sole final discretion: (i) subject to a reasonable airdrop fee to support the Airdropped Digital Asset for custody in accordance with this Agreement and, if appropriate, reconcile Account(s); (ii) abandon or otherwise not pursue obtaining the Airdropped Digital Assets; or (iii) within a reasonable time period as determined by Anchorage, deliver the Airdropped Digital Assets from that Digital Asset network to Client (or such Third Party nominated by Client in writing), together with any credentials, keys, or other information sufficient for Client (or its nominated Third Party) to gain control over such Airdropped Digital Assets (subject to the withholding and retention by Anchorage of any amount reasonably necessary, as determined in Anchorage’s sole discretion, to fairly compensate Anchorage for the efforts expended to obtain and deliver such Airdropped Digital Assets to Client or its nominated Third Party). If Anchorage supports, obtains or delivers Airdropped Digital Assets, such actions will not create any relationship between the Sender and Anchorage, grant any interest or rights to the Sender (including, without limitation, any Third Party beneficiary rights), or subject Anchorage to any obligations as it relates to the Sender. Under no circumstances will Anchorage include any Airdropped Digital Assets in Client’s custody holdings without Client’s express written approval.

(c)	In the event that an announcement of a Fork in a Supported Digital Asset is to occur pursuant to Section 1.10(a), upon a written notice by either Party, the Parties agree to enter into a good faith discussion about which Fork can be supported by Anchorage and Anchorage will support at least one branch of such Fork, unless expressly prohibited by Law or Anchorage's US prudential regulator. Notwithstanding anything to the contrary herein, Anchorage agrees to provide advance written notice to the Client announcing which Forked Network Anchorage intends to support for the Supported Digital Asset, promptly upon becoming aware of such a potential suspension, and to use commercially reasonable efforts to give Client a reasonable opportunity to withdraw Client's Digital Assets following such announcement.

1.11.	Generally. Client agrees that Anchorage will perform only such duties as are expressly set forth herein, including complying with applicable Law. Anchorage has the authority to do all acts that Anchorage reasonably determines are necessary, proper, or convenient for it to perform its obligations under this Agreement, provided it shall at all times comply with and be subject to this Agreement and shall have no obligation to perform acts which it reasonably believes do not comply with applicable Laws.

2.	Client Responsibilities and Acknowledgements.

2.1.	Account Acceptance; Authorized Person Designations.

(a)	Services will be provided only after Client’s successful completion of the account acceptance process, including but not limited to the onboarding process in Section 2.3(a), as determined in Anchorage’s sole discretion. Anchorage may terminate this Agreement upon fourteen (14) days’ prior written notice to the Client due to Client’s failure to complete the onboarding process with Anchorage; provided that this right will no longer apply after the date of execution of this Agreement by both Parties. To complete the acceptance process, Client shall provide Anchorage with information and documents, which include but are not limited to, information necessary for Anchorage’s compliance with the Bank Secrecy Act (“BSA”), and all Laws and regulations relating to anti-money laundering (“AML”), Know-Your-Customer (“KYC”), counter-terrorist financing, sanctions screening requirements, or any other legal obligations, in each case, as determined by Anchorage in its reasonable discretion as being required by applicable Law. Upon acceptance of Client by Anchorage, Client shall nominate and manage Authorized Persons.

(b)	In order to be approved as an Authorized Person, nominated persons must agree to data collection permissions and related policies provided in the Technology Platform (including the Anchorage Digital Mobile Application), including privacy policies and other terms, which may be amended from time to time. A copy of the then-current versions of such privacy policies and other terms will be provided at the written request of Client. Client is solely responsible for the actions or inactions of all Authorized Persons in connection with the Technology Platform at all times, though Anchorage shall comply with its obligations under this Agreement, including the standard of care specified in Section 10.6 hereof. With respect to Client’s primary custody Account, Client will initially nominate three (3) or more individuals as Authorized Persons prior to initiation of Client on-boarding by Anchorage, and a minimum of two (2) of three (3) Authorized Persons must approve an Authenticated Instruction. Anchorage reserves the right in its reasonable sole discretion to change the minimum number of Authorized Persons to be designated or which are required to approve a Direction; provided that Anchorage provides Client with sixty (60) days’ prior written notice.

(c)	Subsequent to the approval and on-boarding of initial Authorized Persons, Client may nominate additional Authorized Persons or revoke an Authorized Person’s status, each through a Direction to be approved by a Quorum.

2.2.	Acceptable Devices. Unless expressly agreed upon otherwise, Client shall maintain a separate Acceptable Device for each Authorized Person. The Acceptable Device must have Internet accessibility and meet other technical specifications prescribed by Anchorage in Schedule B.

2.3.	Authorized Persons; Anchorage API.
(a)	Each person nominated by Client as an Authorized Person must be confirmed by Anchorage as an Authorized Person. Authorized Persons may be required to successfully complete the onboarding process and training, which may include: (i) installing the Anchorage Digital Mobile Application onto the person’s Acceptable Device; and (ii) training on the Services regarding the creation of Directions or joining a Quorum. Upon completion of Anchorage’s onboarding process and any training, to Anchorage’s satisfaction in its sole discretion, the nominated person will be designated by Anchorage as one of Client’s Authorized Persons and their device designated by Anchorage as an Acceptable Device, such that they may create Directions or join a Quorum. Upon such designation, Anchorage may rely on the validity of such appointment until such time as Anchorage receives Directions from Client revoking such appointment or designating a new Authorized Representative. Anchorage will disable the access of an Authorized Representative as soon as reasonably practicable upon request from Client and in no event greater than one day following the receipt of such request and the execution of any documents reasonably required by Client.

(b)	As part of the Services, Anchorage shall provide Client with access to the Anchorage API during the Term, through which Client may permit any Third Party, as well as Anchorage and its Affiliates, to access the Account(s) or Technology Platform. Anchorage shall follow any Directions submitted via the Anchorage API, including Directions for withdrawals and external transfers of Client’s Digital Assets, as though such Directions were submitted from and by Client and without additional authentication, unless otherwise specified in this Agreement. Authorized Persons may generate API Keys and assign roles and access levels (e.g. read-only, admin) to a Third Party, including without limitation, a Third Party application, subject to their compliance with the Anchorage API’s Documentation, and applicable Law. Client and all Authorized Persons shall use industry best practices to safeguard any generated Anchorage API Keys. Client shall be responsible for all Third Party access to the Account(s) and Directions submitted via the Anchorage API, and Anchorage shall not be liable for following any Directions submitted via the Anchorage API Key provided to Client unless Anchorage’s negligence or willful misconduct caused unauthorized access to or possession of such key.

2.4.	On-Chain Services. From time to time, Anchorage may, in its sole discretion, offer Client additional optional services involving on-chain transactions (other than deposits and withdrawals included in Anchorage’s basic custody service), which may include staking, voting, vesting, signaling, and other activities requiring interaction with the applicable blockchain (“On-Chain Services”).

(a)   Offer and Acceptance of On-Chain Services. Anchorage may offer On-Chain Services by sending the offer in writing to Client. Any offer for On-Chain Services will include the following terms, which shall be reviewed and approved by Client in a separate agreement (any option to elect such services in the Anchorage Digital Mobile Application shall not be valid) to Authorized Persons of Client:

i)	a basic description of the On-Chain Service;
ii)	a disclosure of the material risks of the On-Chain Service;
iii)	a description of any associated fees;
iv)	any other key terms of the On-Chain Service, as applicable (for example, Anchorage will disclose if Digital Assets must be locked for a minimum period and would not be immediately accessible to Client); and
v)	an option to expressly agree to the On-Chain Service.

A Client may accept an On-Chain Service in a signed writing, which for avoidance of doubt, Client has not agreed to enter into by entering into this Agreement and shall enter into separately in the event Client elects to do so;

(b) Cancellation of On-Chain Services.

i)	Any Authorized Person may cancel an On-Chain Service at any time; provided, however, that in cases where Digital Assets are locked up for a certain period pursuant to the blockchain protocol, Anchorage will release locked Digital Assets when and as permitted by the applicable blockchain protocol. If Client desires to cancel an On-Chain service, Client may do so by providing written notice to Anchorage. Cancellation of an On-Chain Service via the Anchorage Digital Mobile Application shall be void and of no legal effect. Client must provide written notice to Anchorage for any actions by Client via the Anchorage Digital Mobile Application that could reasonably be interpreted as a cancellation, termination, pause, or material modification of an On-Chain Service, so that Anchorage can confirm Client’s instructions and implement any valid cancellation in accordance with this Agreement.

ii)	Anchorage may only discontinue an On-Chain Service upon providing Client with at least one hundred and eighty (180) days’ written notice prior to such discontinuation unless one or more of the following circumstances apply: (1) Anchorage is required by applicable Law to discontinue such On-Chain Service; or (2) there is a change in the applicable underlying blockchain protocol which means Anchorage is no longer able to provide such On-Chain Service, in which case Anchorage will use best efforts to provide as much prior written notice to Client as reasonably possible upon becoming aware of such circumstance(s), and provided however Anchorage shall not be liable for any loss of rewards, slashing, penalty, or additional fees that may be incurred by the Client on the blockchain protocol.

2.5.	Legal Compliance.

(a)	Notwithstanding any other provision in this Agreement, Client agrees at all times to: (i) fully satisfy Anchorage’s information requests and other requirements, including but not limited to those relating to Authorized Persons or Digital Assets; (ii) fully comply with all applicable Laws to the extent relevant and material to its performance hereunder, including the BSA and all other Laws and regulations related to AML, KYC, counter-terrorist financing, sanctions screening requirements, or other legal obligations; (iii) notify Anchorage if Client becomes a target of any BSA or Digital Asset related action, investigation or prosecution; (iv) notify Anchorage of any changes in jurisdiction or material ownership; and (v) provide Anchorage full cooperation in connection with any inquiry or investigation made or conducted by the U.S. Office of the Comptroller of the Currency (“OCC”). Client agrees to immediately notify Anchorage if it becomes aware of any suspicious activity or pattern of activity, or any activity which upon investigation may be a suspicious activity or pattern of activity under applicable Laws, involving Client's Account.

(b)	Notwithstanding any other provision in this Agreement, Anchorage agrees at all times to: (i) fully satisfy Client's information requests and other requirements, including but not limited to those relating to Authorized Persons or Digital Assets, or any such request from Client's accountants or auditors; (ii) fully comply with all applicable Laws, including the BSA and all other Laws and regulations related to AML, KYC, counter-terrorist financing, sanctions screening requirements, the requirements of the OCC or other legal obligations; (iii) notify Client if Anchorage becomes a target of any BSA or Digital Asset related action, investigation or prosecution; (iv) notify Client of any changes in jurisdiction or material ownership; and (v) provide Client full cooperation in connection with any inquiry or investigation made or conducted by any federal or state regulator. Anchorage agrees to immediately notify Client if it becomes aware of any suspicious activity or pattern of activity, or any activity which upon investigation may be a suspicious activity or pattern of activity under applicable Laws, involving Client's Account.

2.6.	Acknowledgements. Client acknowledges that:

(a)	Client is an “entitlement holder” in a “Financial Asset,” as defined by, and for purposes of, the UCC;

(b)	Anchorage does not provide investment advice or exercise investment discretion. Client is capable of evaluating transaction and investment risks independently, both in general and with regard to all transactions and investment strategies. Client is solely responsible for, and Anchorage has no involvement in, determining whether any Digital Asset transaction (whether an investment or otherwise), investment strategy, or related transaction is appropriate for Client;

(c)	Anchorage has no control over the Blockchains and markets in which Digital Assets are purchased and traded, and such may be subject to technology flaws, manipulations, hacks, double spending, “51%” attacks, other attacks, and operational limitations, provided, Anchorage shall comply with its obligations under this Agreement and applicable Law;

(d)	Anchorage does not control and makes no guarantee as to the functionality of any Blockchain’s decentralized governance, which could, among other things, lead to delays, conflicts of interest, or operational decisions that may impact Client or its Digital Assets, provided, Anchorage shall comply with its obligations under this Agreement and applicable Law;

(e)	Advancements in cryptography (such as enabled by quantum computing) could render current cryptography algorithms utilized by a Blockchain supporting a specific Digital Asset inoperative;

(f)	The price and liquidity of Digital Assets has been subject to large fluctuations in the past and may be subject to large fluctuations in the future;

(g)	Deposits into Client’s Accounts may not be considered “deposits,” as that term may be used under the applicable Laws, rules, or regulations in Client’s jurisdiction, provided, Anchorage shall comply with its obligations under this Agreement and applicable Law;

(h)	Digital Assets in Client’s Accounts are not subject to deposit insurance protection of the Federal Deposit Insurance Corporation (“FDIC”) and may not be subject to the protection afforded customers under the Securities Investor Protection Act of 1970, as amended, provided, Anchorage shall comply with its obligations under this Agreement and applicable Law;

(i)	Digital Assets are not legal tender and are not backed by any government;

(j)	Legislative and regulatory changes or actions at the state, federal, or international level may adversely affect the use, transfer, exchange, and value of Digital Assets;

(k)	Transactions in Digital Assets may be irreversible, and, accordingly, losses due to fraudulent or accidental transactions may not be recoverable, provided, Anchorage shall comply with its obligations under this Agreement and applicable Law;

(l)	Some Digital Asset transactions shall be deemed to be made when recorded on a public ledger, which is not necessarily the date or time that transaction was initiated, provided, Anchorage shall comply with its obligations under this Agreement and applicable Law;

(m)	The value of Digital Assets may be derived from the continued willingness of market participants to exchange fiat currency or Digital Assets for Digital Assets, which may result in the potential for permanent and total loss of value of a particular Digital Asset should the market for that Digital Asset disappear;

(n)	There is no assurance that a person who accepts a Digital Assets as payment today will continue to do so in the future;

(o)	Due to the volatility and unpredictability of the price of Digital Assets relative to fiat currency trading and owning Digital Assets may result in significant loss over a short period of time;

(p)	The nature of Digital Assets may lead to an increased risk of fraud or cyber-attack, provided, Anchorage shall comply with its obligations under this Agreement and applicable Law;

(q)	Any bond, insurance or trust account maintained by Anchorage for the benefit of its customers may not be sufficient to cover all losses incurred by Client, provided, Anchorage shall comply with its obligations under this Agreement and applicable Law; and

(r)	The Fees and any other payments or compensation otherwise agreed to by Anchorage and Client represent reasonable compensation for Anchorage’s Services and expenses.

2.7.	Fiat Currency Instructions and Acknowledgements; Undirected Cash Disclosures. Anchorage may, in its sole discretion, offer Fiat Services to Client. If Anchorage offers Fiat Services, and Client accepts Fiat Services and Anchorage will:

(a)	Deposit all cash deposited by Client with Anchorage, for which the Client has not already provided transfer instructions, into deposit accounts at FDIC-insured, regulated depository institutions selected by Anchorage (each, a “Fiat Institution”), which accounts will be held for the benefit of (FBO) Anchorage clients (“Deposit Accounts”). Deposit Accounts will be non-interest-bearing and may be segregated by client or pooled into omnibus accounts. Anchorage will title the Deposit Accounts it maintains with U.S. depository institutions and maintain records of Client’s interest in a manner that enables Anchorage to secure receipt of Federal Deposit Insurance Corporation (“FDIC”) deposit insurance, where applicable and up to the deposit insurance limits applicable under FDIC regulations and guidance, on cash deposited by Client for the Client’s benefit on a pass- through basis.

(b)	Enter into such sub-accounting agreements as may be required by the Fiat Institution;

(c)	Initiate wire transfer requests from time to time for the withdrawal of Client funds from the Deposit Accounts, which requests are to be honored by the Fiat Institution for withdrawal of Client’s funds from such Deposit Accounts for distributions, investments, fees and other disbursements directed or agreed to by an Authorized Person. All applicable wire transfer fees shall be paid by the Client ; and

(d)	For the sub-account held for the benefit of Client, Anchorage will keep records to facilitate pass-through FDIC coverage of up to the maximum coverage level of $250,000 per Client at a single Fiat Institution. Anchorage makes no guarantee that pass-through FDIC coverage will be available, and Client acknowledges and accepts the risk that pass-through FDIC coverage may not be available.

3.	Ownership and Intellectual Property Rights.

3.1.	Services and Documentation. As between the Parties and subject to Sections 3.2 (Outputs of Services) and 3.3 (Client Data), Anchorage owns all right, title and interest in and to the Services, the Documentation, and all Intellectual Property Rights in the Services and the Documentation.

3.2.	Outputs of Services. Anchorage hereby grants Client a perpetual, royalty-free, non-transferable (except as provided in Section 12.10), non-sublicensable, (except to Affiliates of Client, Authorized Persons, Agent, and any Third Parties authorized by Client in accordance with Section 1.7), worldwide license to use, import, distribute, copy, reproduce, display, transmit, perform, excerpt, reformat, adapt, or otherwise modify and create derivative works of all output materials and results from use of the Services and Documentation by Client, its Affiliates, Agent, or Authorized Persons, including any reports, graphics, data, specification, programs and all other materials or computer output (“Outputs”).

3.3.	Client Data. As between the Parties, Client owns all right, title and interest in and to Client Data, including all Intellectual Property Rights in Client Data. Client hereby grants Anchorage, and any of its Affiliates approved by Client in writing to provide Services, a perpetual, royalty-free, non-transferable (except as provided in this Section 3.3 or Section 12.10), non-sublicensable, worldwide license to disclose and use Client Data solely to: (i) operate, manage, and improve the Services provided to Client, its Affiliates, Authorized Persons or applicable Third Parties pursuant to this Agreement; (ii) monitor, process and support Directions or as necessary to effect, administer, or enforce a transaction or directive that Client otherwise requests or authorizes, including to facilitate use of Services provided by Anchorage Affiliates; and (iii) comply with Laws applicable to the provision of the Services to Client including financial reporting and retention of related data. For clarity, Anchorage may not use Client Data for any other purpose without the express written consent of Client. Notwithstanding the foregoing, Anchorage may only disclose and use Client Data for any purpose provided it is in a de-identified and anonymized form and in aggregation with data from Anchorage’s other clients. For purposes of this Agreement, Client Data is “de-identified” or “anonymized” only if: (a) all other information or identifiers that directly or indirectly identify (or which may reasonably be used to re-identify) the source and subject of such data with Client (or with Client’s Affiliates, Authorized Persons, Agents or their respective personnel or clients) have been removed; and (b) it does not enable a Third Party to discern, disaggregate, de- anonymize, decompile, recreate, or reverse engineer either any aspect or element of the Client Data or any particular trading strategy of Client.

3.4.	Feedback. From time to time, Client may submit or provide suggestions, requests for features, recommendations, or ideas to Anchorage (“Feedback”). For clarity, Client is not required to submit any Feedback under this Agreement and Client retains all right, title, and interest in and to Feedback, including all Intellectual Property Rights in Feedback. To the extent Client provides Feedback to Anchorage during the Term, Client hereby grants Anchorage a non-exclusive, worldwide, royalty-free, irrevocable, non-sub-licensable, perpetual license to use the Feedback, without consideration or compensation to Client or Authorized Persons, Affiliates, agents, partners, or personnel (except to Affiliates of Anchorage approved by Client in writing to provide Services). Client makes no representations or warranties whatsoever with respect to any Feedback, which is provided on an “as-is” basis, and Client disclaims any and all liability for the use thereof.

3.5.	Reservation of Rights. Except for the rights and licenses granted under this Agreement, each Party agrees that, subject to applicable Law: (a) nothing in this Agreement will be construed as granting any rights of a Party to the other Party, by license or otherwise, in or to any Client Data, Confidential Information or Intellectual Property Rights of such Party or its Affiliates: and (b) all rights in and to the Intellectual Property Rights of such Party that are not expressly granted herein are reserved by such Party.

4.	Term and Termination.

4.1.	Term. This Agreement is effective as of the Effective Date and will continue in full force and effect for the Initial Term period in the Order Form, and will be automatically renewed on the same terms for each successive Renewal Term specified in the Order Form (the Initial Term and each Renewal Term collectively referred to herein as the “Term”). The Client may elect not to renew the Agreement by providing written notice of cancellation and non-renewal no less than thirty (30) days’ prior to the expiration of the current Term or unless sooner terminated as set forth in this Agreement.

4.2.	Termination by Anchorage for Cause:

(a)	Cause: Upon the occurrence and during the continuance of an event that constitutes Cause (as defined below) (unless, with respect to a non-continuing event that constitutes Cause, Anchorage has already commenced exercising its rights under this Section or has otherwise notified Client that it will promptly do so, in each case while such event is continuing) and after giving effect to any notice requirement and cure period that may apply, Anchorage may, in its reasonable discretion, take any of the following actions: (i) terminate, in whole or in part, the Agreement, and/or (ii) suspend, restrict or terminate the Client’s Services, except for the Transition Services during the Transition Period. “Cause” shall mean: (A) Client materially breaches any provision of this Agreement and such breach remains uncured for a period of thirty (30) calendar days after notice of such breach is provided by Anchorage to Client; or (B) a Bankruptcy Event occurs and is continuing with respect to Client.

(b)	Minimum Notice Period: Unless providing such notice would cause Anchorage to: (i) violate applicable Law or the legally binding order of a governmental body or other regulatory or supervisory authority; or (ii) compromise an investigation of a governmental body or other regulatory or supervisory authority, Anchorage shall not terminate this Agreement or suspend, restrict, terminate or modify the Services, and shall continue to provide the Services for the duration of the Term (or in the case of the Transition Services, the Transition Period), including, the custody of Client’s Digital Assets on Client’s behalf, the processing of withdrawals, deposits, and the other Services, and access to the Technology Platform, in each case unless: (A) such suspension, restriction, termination or modification is permitted pursuant to this Section 4.2; and (B) Anchorage provides not less than 180 days’ prior written notice to Client (or such lesser amount as expressly permitted pursuant to this Section 4.2) describing in reasonable detail the suspension, restriction, termination or modification that Anchorage will implement.

(c)	Technology Platform Incident: Anchorage may temporarily suspend, modify or restrict Client’s access to the Technology Platform to the extent and for the duration Anchorage reasonably determines, in good faith and based on a written record, is necessary to maintain the security or integrity of the Technology Platform or Client’s Digital Assets. The requirement to provide 180 days’ prior written notice pursuant to Section 4.2(b)(B) shall not apply to any suspension, modification or restriction of the Technology Platform pursuant to this Section 4.2(c)where: (i) immediate action is reasonably required to address the threat to the security or integrity of the Technology Platform or the Client’s Digital Assets; or (ii) providing such notice would otherwise compromise the security or integrity of the Technology Platform or the Client’s Digital Assets, in which case: (A) Anchorage shall instead provide Client with as much prior written notice as reasonably practicable (which for the avoidance of doubt may be concurrent with or immediately following the implementation of the suspension, modification or restriction); and (B) such notice shall include reasonable details regarding the scope and expected duration of the suspension, modification or restriction.

(d)	Change in Law: If after the Effective Date, there occurs: (i) any change in or the adoption of any applicable Law; or (ii) a governmental body or other regulatory or supervisory authority issues an order which is legally binding on either Party, which in the reasonable opinion of counsel to Anchorage, acting in good faith and based on a written record, will prohibit Anchorage from providing the Services to Client as contemplated by this Agreement (a “Change in Law”), the Parties will, in good faith and acting in a commercially reasonable manner intended to produce a commercially reasonable result, agree on modifications to the Agreement or Services that would enable compliance with such Change in Law and Anchorage shall continue to provide the Services as contemplated herein unless prohibited from doing so by the Change in Law. If the Parties cannot agree on modifications within thirty (30) days following notice from Anchorage or if the Change in Law requires that Anchorage immediately ceases providing any Services, Anchorage may, only following notice in writing to Client, suspend, restrict or terminate the Services solely to the extent necessary to account for the Change in Law, provided that Anchorage agrees that any suspension, restriction, termination or modification arising from a Change in Law shall be narrowly tailored to enable compliance with such Change in Law and, to the extent not prohibited by the Change in Law, Anchorage will continue to provide, at a minimum, the Transition Services following any Change in Law. Anchorage represents, warrants and covenants that it will promptly notify Client of any proposed or announced change in applicable Law that may result in a Change in Law hereunder.

(e)	Waiver of rights: Upon receipt of written notice from Client of any event that constitutes Cause, if Anchorage fails to exercise any of its rights and remedies above, except those listed in Section 4.2(d), for a period of sixty (60) days following the receipt of such notice requesting a waiver, then Anchorage shall have waived its right to terminate the Agreement or exercise any other rights or remedies by reason of such event and such event shall be deemed to have been cured regardless of whether it continues after such waiver; provided however that this provision: (i) does not limit Anchorage’s right to take any actions with respect to an event that constitutes Anchorage Cause as the result of the separate occurrence of such event or the occurrence of any other such event; and (ii) shall not apply to any Bankruptcy Event.

4.3.	Termination by Client for an Anchorage Termination Event:

(a)	Anchorage Termination Event: Regardless of any other provision of this Agreement, upon the occurrence and continuance of an Anchorage Termination Event (unless, with respect to a non-continuing event that constitutes an Anchorage Termination Event, Client has already commenced exercising its rights under this Section or has otherwise notified Anchorage that it will promptly do so, in each case while such event is continuing) and after giving effect to any notice requirement and cure period that may apply, Client may, in its reasonable discretion, take any of the following actions: (i) terminate, in whole or in part, the Agreement and (at its discretion) accelerate any or all of Anchorage’s obligations hereunder (provided that acceleration of any payment or performance obligations will not apply to any obligations that would violate Law, regulatory directives, or security requirements); (ii) require Anchorage to immediately (1) cease taking new deposits or processing new withdrawals; and/or (2) cancel outstanding withdrawals or deposits (including those that have been submitted or are in the process of being fulfilled); (iii) make a written demand on Anchorage for the return of all Client assets, including Client Digital Assets and fiat currency (subject to applicable Law, sanctions, and any security or operational constraints necessary to ensure a secure transfer); (iv) seek Specific Performance with respect to any obligations hereunder; (v) with respect to a Bankruptcy Event, or an Anchorage Termination Event, exercise its right of set-off hereunder; and (vi) determine its claim against Anchorage using the Benchmark Valuation and seek payment thereof. In addition, Client’s payment obligations under the Agreement shall be suspended upon the occurrence and during the continuance of an Anchorage Termination Event.

(b)	Prior notice: If an Anchorage Termination Event occurs and Client elects to exercise its remedies hereunder against Anchorage, Client will notify Anchorage in writing prior to exercising such remedies, unless a court order, the legally binding order of a governmental body or other regulatory or supervisory authority or other legal or regulatory process prohibits Client from providing Anchorage with such notice.

(c)	No waiver: Notwithstanding anything herein to the contrary, all rights granted hereby shall be without prejudice to any right to which Client is at any time is otherwise entitled (whether by operation of law, contract or otherwise) and, other than as specifically provided herein, no delay or omission by Client in exercising any right or remedy hereunder shall operate as a waiver of the future exercise of that right or remedy or of any other rights or remedies hereunder. In the event Client exercises its remedies hereunder, Anchorage shall, upon demand, pay to Client all documented and reasonable costs and expenses incurred by Client in connection with the enforcement of its rights hereunder.

4.4.	Termination for Convenience. Client may terminate this Agreement in whole or in part for any reason by providing at least thirty (30) days’ prior written notice to Anchorage.

4.5.	Transition Services: Notwithstanding any termination of the Agreement for Cause or convenience, during any Transition Period, Anchorage shall continue to provide the Transition Services and render such assistance as the Client or its affiliates may reasonably request to enable the continuation and orderly assumption of the Transition Services to be effected by the Client, an affiliate of the Client or any alternative service provider and shall continue to provide the Transition Services pursuant to the Agreement, except to the extent any Transition Service is prohibited under applicable Law (including but not limited to applicable sanctions programs) or by a facially valid subpoena, court order, or binding order of a government authority.

4.6.	Effect of Termination Notice. Upon termination of this Agreement, Client will pay Anchorage all Fees, as provided in the Order Form, and documented expenses permitted by this Agreement, if any, in each case for those Services rendered to Client through the effective date of termination of this Agreement.

4.7.	Other Obligations and Rights on Termination.

(a)	Digital Assets. A Digital Asset will be deemed to have been returned to Client when: receipt of the Digital Asset at Client's designated destination address has been confirmed on the relevant Blockchain

(b)	Confidential Information and Client Data. At the Disclosing Party’s written request, the Receiving Party will return or destroy any or all of the Disclosing Party’s Confidential Information. In addition, upon Client’s written request, Anchorage will promptly return or destroy all Client Data. Notwithstanding the foregoing, the Receiving Party may retain a copy of Confidential Information and Client Data to the extent: (i) required for audit, legal, accounting, or compliance purposes or pursuant to the Receiving Party’s internal document retention policy; (ii) included within unstructured backup files or that technically cannot be deleted; (iii) licensed pursuant to Section 3.3; (iv) required by applicable Laws; or (v) as otherwise permitted by this Agreement, provided that Section 8 shall continue to apply to all such retained information, notwithstanding termination of this Agreement.

5.	Fees and Taxes.

5.1.	Fees. Client will pay Anchorage the Fees for the Services as set forth in the Order Form or as otherwise agreed in a signed writing between the Parties. Upon termination, Client shall be responsible for payment of any Fees accrued until the Client transfers all of Client’s assets out of Client’s Account, or until the assets are abandoned and forfeited.

5.2.	Invoices; Payment Terms. Anchorage will submit invoices for the Services as set forth in the Order Form. Except as otherwise set forth in the Order Form, Client agrees to pay all undisputed invoices net thirty (30) days following receipt of the invoice by the Client. If Client reasonably disputes any portion of an invoice, Client agrees, within the foregoing 30-day period, to: (i) pay the undisputed amounts; and (ii) provide a detailed explanation with all supporting documentation of the basis for its dispute. The first invoice will be sent after the end of the calendar month including the Fees Commencement Date, unless otherwise agreed in writing by the Parties.

5.3.	Taxes. The Fees do not include all taxes, assessments, duties, and other governmental and similar charges (“Taxes”) that may be assessed on Client or Client’s assets by governmental authorities, which are Client’s sole obligation to remit unless otherwise mandated by Law. Client shall be liable for all Taxes relating to any Digital Assets held on behalf of Client or any transaction related thereto. Client shall remit to Anchorage for the amount of any Tax that Anchorage is required under applicable Laws (whether by assessment or otherwise) to pay on behalf of, or in respect of activity in the Account of, Client. In the event that Anchorage is required under applicable Law to pay any Tax on behalf of Client, Anchorage shall promptly notify Client of the amount required and Client shall promptly transfer to Anchorage the amount necessary to pay the Tax. Anchorage agrees that the Client may withhold or deduct Taxes as may be required by applicable Law. Anchorage agrees that the Client may withhold or deduct Taxes from any payment of Fees to Anchorage as may be required by applicable Law and as documented by Client to Anchorage, and any such amounts so withheld or deducted shall be treated as having been paid to Anchorage. For the avoidance of doubt, Anchorage shall be liable for any and all Taxes on any and all income or gross receipts it receives from Client.

5.4.	Reserve. With Client's prior written agreement, Anchorage may establish a reserve account to ensure Client pays Fees (“Reserve Account”) if Client: (i) breaches this Agreement; (ii) is subject to a material regulatory action or proceeding that Anchorage reasonably determines makes it prudent for it to engage counsel or incur expenses to manage the Account; or (iii) is likely to become the subject of bankruptcy or insolvency proceedings, each as reasonably determined by Anchorage. If Anchorage creates a Reserve Account, Anchorage will provide prior written notice to the Client of the reasons therefore and the required Reserve Account balance. Anchorage may use Reserve Account funds to pay Client obligations to Anchorage, and if such funds are used, Anchorage will account to Client for such funds used in Client’s monthly statements. In no case shall any amounts held in the Reserve Account constitute “demand deposits” or be withdrawable by check or similar means for payment to Third Parties or others, within the meaning of 12 U.S.C. 1841(c)(2)(D)(iv)(1).

6.	Representations and Warranties; Disclaimers.

6.1.	Mutual Representations and Warranties. Each Party represents, warrants, and covenants that: (i) it is a validly organized entity under the laws of the jurisdiction of its incorporation; (ii) it has all rights, power, and authority necessary to enter into this Agreement and perform its obligations hereunder; (iii) its performance of this Agreement, and the other Party’s exercise of its rights under this Agreement, will not conflict with or result in a breach or violation of any of the terms or provisions or constitute a default under any agreement by which it is bound or any applicable Laws; (iv) that it is committed to conducting business without the appearance of impropriety and will not seek to influence any person in relation to its business by giving, offering, or promising bribes or other illegal payments or advantages. This commitment extends to each Party’s dealing and transactions in all countries in which it operates (including extraterritorial remit) and all directors, employees, agents, consultants, and business partners. Each Party has controls in place to prevent bribery and corruption including at a minimum, controls required to comply with the UK Bribery Act 2010, the US Foreign Corrupt Practices Act (FCPA) 1977, and USA Patriot Act; (v) it will comply with all applicable Laws in performing its obligations under this Agreement; and (vi) it is not directly or indirectly owned or controlled by any person or entity: (a) included on the Specially Designated Nationals and Blocked Persons or the Consolidated Sanctions List maintained by the Office of Foreign Assets Controls (“OFAC”) or similar list maintained by any government entity from time to time; or (b) located, organized, or resident in a country or territory that is the target of sanctions imposed by OFAC or any government entity.

6.2.	Anchorage Representations and Warranties. Anchorage represents, warrants and covenants to Client as of the Effective Date and each calendar day during the Term that: (i) the Services will conform to this Agreement; (ii) it is the owner of or is duly authorized to provide all Services; (iii) it has all rights necessary to grant all the rights and licenses that it purports to grant and perform all of its obligations under this Agreement; (iv) it has all licenses, registrations, authorizations and approvals required by any governmental agency, regulatory authority or other Party necessary for it to operate its business and engage in the business relating to its provision of the Services; (v) it is a qualified custodian as defined under the Advisers Act and is chartered by the OCC to custody Client’s digital assets in trust on Client’s behalf; (vi) it is not aware of any claim that the Services, and the use thereof by any Authorized Person in accordance with this Agreement, infringe upon or otherwise violate any statutory, common law or other rights of any Third Party in or to any Intellectual Property Rights therein; (vii) as of the Effective Date, there is no pending, threatened, or anticipated claim, suit, or proceeding affecting or that could affect Anchorage’s ability to perform and fulfill its obligations under this Agreement; (viii) the Technology Platform will perform in accordance with the Documentation and technical specifications; (ix) it will test the Technology Platform using industry standard virus detection tools to prevent (with commercially reasonable efforts) the inclusion of Disabling Device, or any malicious or harmful code prior to use by Client; (x) the Services will be performed by Anchorage in a professional and workmanlike manner in accordance with generally accepted industry standards and in accordance with the Documentation; (xi) all information and materials provided by Anchorage to Client for the purpose of Client conducting a security assessment of Anchorage were (and will be during the term of this Agreement) materially correct and accurate; and (xii) it has no right, interest, or title in the Client’s Digital Assets.

In addition, Anchorage represents, warrants and covenants as of the Effective Date and each calendar day during the Term that:

(a)	Anchorage has adopted, implemented, and shall maintain and follow a reasonable risk-based sanctions compliance program (“Sanctions Program”) that complies with all applicable economic sanctions laws and regulations imposed by the United States (including as administered and/or enforced by the Office of Foreign Assets Control), the United Kingdom, the European Union, the United Nations and other applicable jurisdictions (collectively “Sanctions Laws”) and that Sanctions Program prevents Digital Assets, deposits, withdrawals, transfers or transactions from being directly or indirectly derived from or associated with persons, entities or jurisdictions that are the target or subject of sanctions in violation of any Sanctions Laws;

(b)	Anchorage has also adopted, implemented and shall maintain and follow an anti-money laundering program (“AML Program”) that complies with: (i) all applicable laws and regulations relating to anti-money laundering, including the Bank Secrecy Act, as amended by the USA PATRIOT Act and the Anti-Money Laundering Act of 2020 (collectively “AML Laws”); and (ii) industry best practice. As part of its AML Program, Anchorage performs both initial and ongoing due diligence on each of its customers, as well as ongoing transaction monitoring that is designed to identify and report suspicious activity conducted through customer accounts, as required by law. The above AML controls are applied to all transactions and asset transfers conducted by Anchorage, and to all customer accounts opened at Anchorage, including any opened by authorized participants of the Client or trading counterparties of the Client (collectively known as “Counterparty Accounts”) for the purpose of facilitating Supported Digital Assets deposits to, and withdrawals from, the Client’s Account;

(c)	All fund movements, whether from a public blockchain address outside Anchorage or from an account within Anchorage, into Client's Account or a Counterparty’s Account at Anchorage will be sanctions screened, including with blockchain analytics software, to ensure that in kind transactions in respect of Supported Digital Assets did not originate from persons, entities or jurisdictions that are the target or subject of sanctions, or associated with such persons, entities or jurisdictions, or otherwise in violation of any Sanctions Laws, prior to any onward transfer to the Client’s Account(s) at Anchorage;

(d)	Anchorage complies with all applicable Laws, including U.S. securities laws and regulations, as well as AML Laws, Sanctions Laws, banking laws, and any other laws and regulations to which it is subject;

(e)	It possesses and will maintain, all licenses, registrations, authorizations and approvals required by any applicable government agency or regulatory authority for it to operate its business and provide the Services;

(f)	It is and shall remain in good standing with all relevant government agencies, departments, regulatory and supervisory bodies to the extent relevant and material to its performance hereunder, and it will, to the extent permitted under applicable Law and by such relevant government agency, department, regulatory and supervisory body, promptly notify Client if it ceases to be in good standing with any regulatory authority;

(g)	It shall promptly provide information as the Client may reasonably request in writing from time to time in connection with its provision of the Services, to the extent reasonably necessary for the Client to comply with any applicable Laws, rules, and regulations (including money laundering statutes, regulations and conventions of the United States or other jurisdictions), or the guidance or direction of, or request from, any regulatory authority or financial institution, in each case related to its performance hereunder and to the extent that providing such information is not prohibited by applicable Law;

(h)	It has all rights necessary to provide Client with access to the Technology Platform and any other tech/data provided by Anchorage (the “Anchorage Tech”) as contemplated herein; and the intended use by Client of the Anchorage Tech as described in and in accordance with this Agreement shall not infringe, violate or misappropriate the Intellectual Property Rights of any third party;

(i)	Anchorage and each Anchorage Affiliate has policies and procedures in place that are designed to mitigate conflicts of interest. Anchorage and each Anchorage Affiliate will maintain appropriate and effective arrangements to eliminate or manage conflicts of interest, including segregation of duties, information barriers and training. Anchorage will notify Client, on behalf of itself and each Anchorage Affiliate, in accordance with the notice provisions hereof of changes to its or such Affiliate’s business that are material to its or its Affiliate’s ability to manage its conflicts of interest;

(j)	Anchorage shall only permit the transfer of Digital Assets to Client's Account from, or withdraw assets from Client's Account to, a public wallet address on the Blockchain that Anchorage has onboarded through its AML Program and performed sanctions screening on, including with blockchain analytics software (such address, a "whitelisted address");

(k)	Anchorage shall comply with all applicable anti-slavery and human trafficking Laws, statutes, codes and regulations from time to time in force, including with respect to recruitment practices, the possession of identity documents, forced labor, child labor, the non- payment of wages, workplace conditions and other indicators of slavery and human trafficking. Anchorage warrants and represents that, having made reasonable enquiries and to the best of its knowledge and belief: (i) it has not been convicted of any offense involving slavery and human trafficking or been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence of or in connection with slavery and human trafficking; and (ii) has not been or is not the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offense or alleged offense of or in connection with slavery and human trafficking; and

(l)	In connection with the performance of its obligations under this Agreement, Anchorage has complied with, and will comply with during the Term of this Agreement, all U.S. anti-corruption Laws, including without limitation, the U.S. Foreign Corrupt Practices, the U.S. Patriot Act, and the U.K. Bribery Act 2010, as well as the relevant sections of Client’s ethics, anti-bribery and corruption policies, including its code of ethics.

6.3.	Client Representations and Warranties. The Client represents, warrants and covenants as of the Effective Date and as of each Direction from Client provided hereunder that:

(a)	Client has policies and procedures in place reasonably designed to maintain compliance with all applicable Laws to the extent relevant and material to its performance hereunder, including U.S. securities laws and regulations, as well as AML Laws, to the extent relevant and material to its performance hereunder;

(b)	Client is and shall remain in good standing with all relevant government agencies, departments, regulatory, and supervisory bodies to the extent relevant and material to its performance hereunder;

(c)	Client shall promptly provide information as Anchorage may reasonably request in writing from time to time regarding: Client’s use of the Services to the extent reasonably necessary for Anchorage to comply with any applicable Laws, rules, and regulations (including money laundering statutes, regulations and conventions of the United States), or the guidance or direction of, or request from, any regulatory authority or financial institution, in each case related to its performance hereunder, provided that such information may be redacted to remove Confidential Information not relevant to the requirements of this Agreement;

(d)	Client’s use of the Services shall be for commercial, business purposes only;

(e)	Client is, and will at all times remain, the owner or beneficial owner of all Digital Assets handled under this Agreement, subject only to liens and encumbrances granted to Anchorage pursuant to this Agreement, if any, or otherwise created as part of the Client’s business; and

(f)	any Digital Assets or fiat currency deposited into any Account are not to Client's knowledge proceeds of a crime.

6.4.	The Agent represents to Anchorage, that the Client: (a) has duly authorized Agent to execute and deliver the Agreement on behalf of such Client; and (b) has the power to so authorize Agent.

6.5.	Notwithstanding anything to the contrary contained in this Agreement or any annex, schedule, addendum, confirmation or other document issued or delivered in connection with any transaction hereunder, Anchorage acknowledges and agrees that:

(a)	Agent is acting in connection with any transaction hereunder solely in its capacity as agent and trustee to the Client;

(b)	Neither Agent nor any of its Affiliates, subsidiaries or successors, in each case, to the extent that such Affiliates, subsidiaries or successors are not a Client under this Agreement, shall have any obligation of any kind or nature whatsoever, by guaranty, enforcement or otherwise, with respect to the performance of any Client’s obligations, agreements, representations or warranties under the Agreement or any transaction hereunder;

(c)	Other than with respect to the payment of Fees, Agent and its Affiliates shall have no responsibility or liability to pay any costs, expenses, damages or claims arising under or in connection with or in any way relating to this Agreement or any transaction hereunder entered into on behalf of a Client;

(d)	No recourse of any kind or nature whatsoever shall be had against the Agent or any Affiliate, subsidiary or successor to Agent, or against any incorporator, shareholder, officer, director, member, manager, employee or agent of any Agent (each, an “Agent Party”) with respect to any of the covenants, agreements, representations or warranties contained in this Agreement or any annex, or schedule hereto, or any addendum, or any other document issued or delivered in connection with any transaction entered into under this Agreement, in each case unless otherwise provided in the relevant document or if any Agent Party is or becomes a Client under this Agreement;

(e)	Other than with respect to the Fees, under no circumstances shall the Agent or any Agent Party be in any way individually or personally liable under this Agreement and Anchorage shall look solely to the assets and property of the Client that are under management by Agent for performance of the Agreement or payment of any claim under the Agreement with respect to such Client; and

(f)	Agent acknowledges and agrees that the payment of Fees is the obligation of Agent as principal and Agent shall be liable to Anchorage for the failure to pay such fees when due under this Agreement.

6.6.	Anchorage Disclaimers. Except to the extent set forth in Sections 6.1 and 6.2, and otherwise in this Agreement, THE SERVICES ARE PROVIDED “AS IS” AND “AS AVAILABLE,” WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. EXCEPT AS PROVIDED HEREIN, ANCHORAGE EXPLICITLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND ANY WARRANTIES ARISING OUT OF THE COURSE OF DEALING OR USAGE OF TRADE. The Parties further acknowledge and agree that Anchorage has no obligation to inquire into, and shall not be liable for any damages or other liabilities or harm to any person or entity relating to: (i) the authority of any Authorized Person to act on behalf of the Client with respect to a Digital Asset; (ii) the accuracy or completeness of any Client Data or information provided by Client or any Authorized Person with respect to a Digital Asset or Direction; or (iii) the collectability, insurability, or suitability of any Digital Asset.

6.7.	Prohibition Against Nested Transactions. Deposits or withdrawals of assets to or from Client's Account shall be for Client's own benefit.

7.	Security Requirements; Personal Information.

7.1.	Security Requirements; Personal Information. Client and Anchorage hereby agree that the Data Processing Addendum provided as Appendix 2 of Exhibit C to Addendum 1 below shall apply and is hereby incorporated into this Agreement. Anchorage will comply with and cause its Representatives to comply with the terms and conditions set forth in Exhibit C, including the Data Processing Addendum.

7.2.	Breach Notifications. Anchorage agrees to notify Client of: any Security Incident involving Client Data or Client Digital Assets without undue delay and in any event within twenty-four (24) hours of becoming aware of the Security Incident. Anchorage will also (i) provide Client with a summary regarding the Security Incident, if it impacts the Client

7.3.	Security Requirements. Anchorage shall, at its sole cost and expense, develop, implement and maintain effective information security controls, practices, policies and procedures that include administrative, technical, organizational and physical safeguards compliant with applicable Laws and consistent then-current industry standards to: (a) ensure the security of Client Digital Assets and the security confidentiality of all Client Data; (b) protect against anticipated threats or hazards to the security or integrity of Client Digital Assets or Client Data; (c) protect against accidental or unlawful destruction, loss, or alteration of Client Digital Assets or Client Data and against unauthorized access or use of Client Digital Assets and Client Data; and (d) ensure the proper disposal of Client Data. Further, Anchorage shall comply with any security, privacy and other requirements set forth in Exhibit C (Data Privacy and Security Requirements) to Addendum 1 below which is hereby incorporated into this Agreement.

8.	Confidentiality.

8.1.	Use and Disclosure. Client and Anchorage each agree that in the course of performance of this Agreement, it may be necessary for one Party (the “Disclosing Party”) to disclose or permit access to Confidential Information to the other Party (the “Receiving Party”) and its Representatives.

8.2.	Confidential Treatment. Confidential Information disclosed to a Receiving Party will be held in confidence by the Receiving Party. The Receiving Party: (a) will not disclose Confidential Information to any third party except as expressly permitted under this Agreement or expressly authorized by the Disclosing Party in writing; and (b) will use the same degree of care to protect the Disclosing Party’s Confidential Information as it uses to protect its own information of like nature, but in no circumstances less than reasonable care.

8.3.	Permitted Disclosures. Notwithstanding anything to the contrary in this Section 8, Confidential Information may be disclosed by a Receiving Party:

(a)	to its and its Affiliates’ Representatives, service providers (including Vendors) and professional advisors, in each case who: (i) need to know the Confidential Information for the purpose of assisting in the performance of this Agreement and who are informed of, and agree to be bound by obligations of confidentiality no less restrictive than those set forth herein; and (ii) will protect such Confidential Information from unauthorized use and disclosure. Each Party shall use any Confidential Information that it receives solely for purposes of (1) exercising its rights and performing its duties under the Agreement and (2) complying with any applicable Laws; or

(b)	to the extent required by a court of competent jurisdiction or governmental authority, regulatory body or otherwise required by applicable Law or the rules of any exchange; provided, however, the Receiving Party shall first make best efforts notify the Disclosing Party (to the extent legally permissible) and shall afford the Disclosing Party a reasonable opportunity to seek confidential treatment if it wishes to do so and will consider in good faith reasonable and timely requests for redaction.

8.4.	Retention of Confidential Information. All documents and other tangible objects containing or representing Confidential Information and all copies or extracts thereof or notes derived therefrom that are in the possession or control of the Receiving Party shall be and remain the property of the Disclosing Party and shall be promptly returned to the Disclosing Party or destroyed, each upon the Disclosing Party’s request; provided, however, notwithstanding the foregoing, the Receiving Party may retain one (1) copy of Confidential Information to the extent: (i) required for audit, legal, accounting, or compliance purposes or pursuant to the Receiving Party’s internal document retention policy; (ii) included within unstructured backup files or that technically cannot be deleted; (iii) licensed pursuant to Section 3.3; (iv) required by applicable Laws; or (v) as otherwise permitted by this Agreement, provided that this Section 8 shall continue to apply to all such retained information (including notwithstanding any termination of this Agreement).

8.5.	Other than as provided in this Section, a Party may not publicly identify Client as a customer or licensee of Anchorage without the other Party’s prior written consent.

8.6.	Notwithstanding anything herein to the contrary, either Party may disclose the existence of this Agreement to its investors and prospective investors. Additionally, notwithstanding anything herein to the contrary, Anchorage permits Client to reference Anchorage (including a description of Anchorage and/or business, as obtained from publicly available information on Anchorage's website or other public materials) as a service provider hereunder along with the existence and terms of this Agreement as may be required under applicable Law, in its public disclosures contained in public filings. In addition, Client may file the Agreement as an exhibit in public filings with the Securities and Exchange Commission, as may be required under applicable Law, provided that such information may be redacted to remove pricing and other proprietary information in the Agreement as permitted under applicable Law.

8.7.	Holdings Data. Anchorage has policies in place to prevent Anchorage and its Personnel from using any Holdings Data of Client to make any trading decisions, or to place any trades.

8.8.	Exception for Protection of Confidential Information. The Parties each agree that the protection of Confidential Information is necessary and reasonable in order to protect the Disclosing Party and its business. The Parties each expressly agree that monetary damages would be inadequate to compensate the Disclosing Party for any breach of its Confidential Information. Accordingly, notwithstanding the provisions of Section 11, each Party agrees and acknowledges that any such violation or threatened violation would cause irreparable injury to the Disclosing Party and that, in addition to any other remedies that may be available, in law, in equity, under this Agreement, or otherwise, the Disclosing Party shall be entitled to obtain injunctive relief against the threatened breach or continued breach by the Receiving Party, without the necessity of proving actual damages.

9.	Indemnification.

9.1.	Indemnification Obligation.

a)	Client shall defend and indemnify and hold harmless Anchorage, its Affiliates, and their respective officers, directors, agents, employees and representatives from and against any and all Third Party Claims and Losses arising out of or relating to Client’s material breach of this Agreement, Client’s violation of any applicable Law related to the performance of its obligations under this Agreement, or Client’s gross negligence, fraud or willful misconduct, in each case unless caused primarily by Anchorage's breach, negligence, willful misconduct, fraud, or failure to abide by the relevant standard of care as set forth in Section 10.6. This obligation will survive any termination of this Agreement as it relates to the Claims and Losses arising during the term of the Agreement or as it relates to activity during such term.

b)	Anchorage shall defend and indemnify and hold harmless Client, its Affiliates, and their respective officers, directors, agents, employees and representatives from and against any and all Claims and Losses to the extent arising out of or relating to: (i) any breach of Anchorage's confidentiality, data protection and/or information security obligations, (ii) Anchorage’s violation of any applicable Law in connection with the provision of the Services; (iii) the full amount of any Client Digital Assets lost, stolen or otherwise misappropriated from Anchorage’s custody (provided that, in addition to third party Claims and Losses this clause (iii) will also include Claims and Losses that are direct damages to Client); (iv) Anchorage’s gross negligence, fraud or willful misconduct; or (v) that Client’s access or use of the Services, in accordance with the terms and conditions of this Agreement violates, misappropriates, or infringes upon any third party Intellectual Property Right, in each case as it relates to the Claims and Losses arising during the Term or as it relates to activity during the Term (including, for the avoidance of doubt, any Transition Period). This obligation will survive any termination of this Agreement.

9.2.	Indemnification Procedure: The foregoing indemnification obligations shall be subject to the following conditions: (i) the indemnified Party shall provide the indemnifying Party with prompt written notice of the Claim (though failure to do so shall only reduce the indemnifying Party’s indemnification obligation to the extent the indemnifying Party was prejudiced by such failure); (ii) the indemnifying Party shall control the Claim defense as determined in its reasonable discretion; (iii) the indemnified Party shall reasonably cooperate with the indemnifying Party in the Claim defense (at the indemnifying Party’s reasonable expense); and (iv) the indemnifying Party shall obtain the prior written consent of the indemnified Party prior to an entry of judgment or any settlement (which entry of judgment or settlement must include an unconditional release of the indemnified Party from all liability with respect to the Claim). The indemnifying Party shall provide reports on the Claim status to the indemnified Party upon request. The indemnified Party may participate in the defense with counsel of its choosing at its expense. Notwithstanding anything to the contrary in this Section 9, neither Party shall represent the other Party before any administrative or regulatory body without the other Party’s prior written consent.

10.	Liability.

10.1.	CONSEQUENTIAL DAMAGES. SUBJECT TO SECTION 10.2, NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR LOSSES (“CONSEQUENTIAL DAMAGES”), EVEN IF THE OTHER PARTY HAD BEEN ADVISED OF OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY THEREOF.

10.2.	ANCHORAGE LIABILITY CAP. OTHER THAN WITH RESPECT TO CLAIMS AND LOSSES: (I) ARISING FROM THE FRAUD, GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF ANCHORAGE, IN RESPECT OF WHICH (A) ANCHORAGE MAY BE LIABLE FOR CONSEQUENTIAL DAMAGES; AND (B) THE LIABILITY CAPS CONTAINED IN THIS AGREEMENT SHALL NOT APPLY; OR (II) THAT ARE MUTUALLY CAPPED LIABILITIES (DEFINED BELOW) AND THEREFORE SUBJECT TO THE LIABILITY CAP SET OUT IN SECTION 10.3, AND NOTWITHSTANDING ANY OTHER PROVISION HEREIN, IN CIRCUMSTANCES WHERE THE LIABILITY HAS: (1) A DIRECT NEXUS TO CLIENT’S DIGITAL ASSETS, IN NO EVENT WILL ANCHORAGE'S LIABILITY HEREUNDER EXCEED THE VALUE OF THE AFFECTED DIGITAL ASSETS GIVING RISE TO SUCH LIABILITY; OR (2) NO DIRECT NEXUS TO CLIENT’S DIGITAL ASSETS, IN NO EVENT WILL ANCHORAGE'S LIABILITY HEREUNDER EXCEED THE AGGREGATE AMOUNT OF FEES PAID BY CLIENT TO ANCHORAGE IN THE 12-MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO SUCH LIABILITY. FOR THE AVOIDANCE OF DOUBT, ANCHORAGE’S LIABILITY FOR REMEDIATION COSTS (AS DEFINED IN SECTION 1.5 OF EXHIBIT C) IN RESPECT OF SECURITY INCIDENT SHALL BE SUBJECT TO THE PROVISIONS OF SECTION 8.3 OF EXHIBIT C.

10.3.	MUTUALLY CAPPED LIABILITIES. OTHER THAN WITH RESPECT TO LIABILITIES ARISING FROM A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, AND SUBJECT TO SECTION 10.2 ABOVE, IN NO EVENT WILL ANY PARTY’S LIABILITY FOR A MUTUALLY CAPPED LIABILITY EXCEED THE GREATER OF: (A) TEN MILLION US DOLLARS (US$10,000,000); AND (B) THE AGGREGATE AMOUNT OF FEES PAID BY CLIENT TO ANCHORAGE IN THE 12-MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO SUCH LIABILITY. “MUTUALLY CAPPED LIABILITIES” MEANS: (I) CLAIMS AND LOSSES ARISING FROM A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS IN SECTION 8, (II) A PARTY’S INDEMNITY OBLIGATIONS SET FORTH IN SECTION 9 HEREOF (EXCEPT WITH RESPECT TO 9.1b)(iii), WHICH SHALL NOT CONSTITUTE A MUTUALLY CAPPED LIABILITY), AND (III) CLAIMS AND LOSSES ARISING FROM THE VIOLATION, MISAPPROPRIATION, OR INFRINGEMENT BY A PARTY OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

10.4.	VALUATION OF LIABILITY RELATED TO DIGITAL ASSETS. WITH RESPECT TO CLAIMS AND LOSSES RELATED TO A DEPOSIT, WITHDRAWAL, TRANSFER OR FAILURE TO MAINTAIN CUSTODY OF DIGITAL ASSETS IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, THE VALUE OF SUCH DIGITAL ASSETS SHALL BE DETERMINED BY REFERENCE TO THE BENCHMARK VALUATION (DEFINED BELOW) ON THE DATE: (I) THE FAILURE TO MAINTAIN CUSTODY OCCURS; OR (II) THE DELIVERY OF SUCH DIGITAL ASSETS IN CONNECTION WITH SUCH DEPOSIT, WITHDRAWAL OR TRANSFER IS DUE IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, FOR THE AVOIDANCE OF DOUBT, ADDENDUM 1 (“VALUATION DATE”). “BENCHMARK VALUATION” MEANS THE VALUATION DETERMINED USING THE LUKKA DIGITAL ASSET MEDIAN REFERENCE RATE FOR THE APPLICABLE SUPPORTED DIGITAL ASSET(S) (AS IDENTIFIED IN SCHEDULE C), PUBLISHED BY LUKKA INC OR ITS AFFILIATES AT 16:00 EASTERN STANDARD/DAYLIGHT TIME (4PM EST/EDT) ON THE VALUATION DATE. IN RESPECT OF ANY SUPPORTED DIGITAL ASSETS FOR WHICH THE APPLICABLE LUKKA DIGITAL ASSET MEDIAN REFERENCE RATE IS NOT AVAILABLE ON THE RELEVANT VALUATION DATE, THE PARTIES SHALL USE THE PREVAILING LUKKA PRIME RATE AT 16:00 EASTERN STANDARD/DAYLIGHT TIME (4PM EST/EDT) ON THE VALUATION DATE FOR THE PURPOSES OF CONDUCTING THE BENCHMARK VALUATION OF SUCH SUPPORTED DIGITAL ASSET(S).

10.5.	SPECIFIC PERFORMANCE. TO THE EXTENT ANCHORAGE IS LIABLE FOR ANY CLAIMS OR LOSSES CLIENT INCURS IN CONNECTION WITH THE SERVICES OR WITH RESPECT TO DIGITAL ASSETS CREDITED TO, OR THAT SHOULD BE CREDITED TO, THE CLIENT'S ACCOUNT, CLIENT AND ANCHORAGE AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT ANY PROVISION OF THIS AGREEMENT WAS NOT PERFORMED IN ACCORDANCE WITH THE TERMS HEREOF AND THAT CLIENT SHALL BE ENTITLED TO SPECIFIC PERFORMANCE OF THE TERMS HEREOF BY ANCHORAGE, IN ADDITION TO ANY OTHER REMEDY AT LAW, IN EQUITY OR UNDER THIS AGREEMENT. “SPECIFIC PERFORMANCE” MEANS THE OBLIGATION FOR ANCHORAGE, IMMEDIATELY UPON NOTICE, TO: (I) WITH RESPECT TO ANY ERROR OR FAILURE OF PERFORMANCE OR DELIVERY WITH RESPECT TO A DIRECTION TO DEPOSIT, WITHDRAW OR TRANSFER DIGITAL ASSETS, TO DELIVER THE CORRECT QUANTITY OR VALUE OF DIGITAL ASSETS (AT CLIENT’S ELECTION) AS IF THERE HAD BEEN NO SUCH ERROR OR FAILURE OF PERFORMANCE OR DELIVERY; AND (II) WITH RESPECT TO ANY FAILURE OF ITS OBLIGATION TO MAINTAIN DIGITAL ASSETS IN THE ACCOUNT, TO DELIVER SUCH DIGITAL ASSETS IN THE QUANTITY OR VALUE (AT CLIENT’S ELECTION), RESPECTIVELY, AFFECTED BY SUCH FAILURE.

10.6.	STANDARD OF CARE. AT MINIMUM, ANCHORAGE SHALL PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT IN ACCORDANCE WITH THE STANDARD OF A PRUDENT, PROFESSIONAL, COMPETENT, AND REGULATED PROVIDER OF CUSTODY SERVICES IN THE FINANCIAL INDUSTRY, UNLESS A HIGHER STANDARD IS SPECIFIED BY THIS AGREEMENT OR APPLICABLE LAW OR REGULATION.

10.7.	SEPARATE LIMITATION OF LIABILITY. FOR THE AVOIDANCE OF DOUBT, THE LIMITATIONS OF LIABILITY IN THIS SECTION 10 ARE SEPARATE LIMITATIONS OF LIABILITY BETWEEN ANCHORAGE AND EACH CLIENT AND SHALL NOT INCLUDE ANY AMOUNT PAID BY CLIENTS IN THE AGGREGATE.

11.	Dispute Resolution; Binding Arbitration.

11.1.	Arbitration. Any Claim arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including any determination of the scope or applicability of the agreement to arbitrate as set forth in this Section, shall be finally determined and settled by binding arbitration in the state of New York, before one neutral arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, and the award of the arbitrator (the “Award”) shall be accompanied by a reasoned opinion. Judgment on the Award may be entered in any court having jurisdiction. This Agreement shall not preclude the Parties from seeking provisional relief, including injunctive relief, in any court of competent jurisdiction. Seeking any such provisional relief shall not be deemed to be a waiver of such party’s right to compel arbitration. The Parties expressly waive their right to a jury trial to the extent permitted by applicable Law.

11.2.	Arbitration. In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, some or all of its costs and fees, in the arbitrator’s sole discretion. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrator’s fees, administrative fees, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and reasonable attorneys’ fees.

11.3.	Interstate Commerce. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding the provision herein with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16).

12.	General Provisions.

12.1.	Independent Contractor. It is understood by the Parties that Anchorage is an independent contractor, and that this Agreement does not create or constitute a partnership, joint venture or employment relationship between the Parties.

12.2.	No Third Party Beneficiaries. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

12.3.	No additional terms. With the exception of any privacy policy made available in connection with the Technology Platform, no shrink-wrap, click-acceptance or other terms and conditions (“Additional Terms”) presented or otherwise provided with any Services (including the Technology Platform) will be binding on Client, even if use of such Services requires an affirmative “acceptance” of Additional Terms before Client can access them. Any Additional Terms are deemed rejected by Client in their entirety.

12.4.	Force Majeure. Neither Party will be liable to the other Party for the failure to perform or delay in the performance of its obligations under this Agreement to the extent such failure or delay is directly caused by or directly results from a cause or condition entirely beyond the reasonable control of the Party affected by it , including: any act of God; embargo; natural disaster; act of civil or military authorities; act of terrorists; cybersecurity incident or attack (including DDoS, network intrusion, or critical vulnerability exploitation) not caused by or otherwise arising from the affected Party’s (or its Personnel’s): (i) breach of this Agreement; (ii) violation of applicable Laws, (iii) negligence; (iv) willful misconduct; (v) failure to comply with applicable internal policies and procedures in connection with cybersecurity incidents or attacks; or (vi) failure to take reasonable precautions and act in a manner consistent with industry best practices in connection with the prevention and mitigation of cybersecurity incidents or attacks; government prohibitions or changes in Law, regulation, regulatory guidance, sanctions programs, or licensing/registration status that make performance illegal; civil disturbance; war; strike or other labor dispute; fire; severe weather; interruption in telecommunications, Internet services, or network provider services; outbreaks of infectious disease or any other public health crises, including quarantine or other required employee restrictions; or any other catastrophe or material event which is entirely beyond the reasonable control of the Party affected by it. For the avoidance of doubt, a cybersecurity attack, hack or other intrusion committed by or on behalf of Anchorage Personnel is not a circumstance that is entirely beyond Anchorage's reasonable control (a “Force Majeure Event”). The affected Party will not be held liable by the other Party for such non-performance or delay as long as the fact of the occurrence of such Force Majeure Event is duly proven or is reasonably provable and the affected Party uses commercially reasonable efforts to mitigate the impact of such Force Majeure Event and resume performance as soon as reasonably practicable. In addition, Anchorage will not be liable to Client for any costs or expenses incurred by Client as a result of any Force Majeure Event. Notwithstanding the foregoing, if the delay in performance exceeds thirty (30) days, the Party awaiting performance will be permitted to terminate this Agreement upon five (5) days’ prior written notice to the other Party, with no further obligation to the Party claiming excusable delay.

12.5.	Notices. All notices required or permitted under this Agreement will be in writing and delivered by courier, mail, electronic mail, or within the Anchorage Digital Mobile Application (except for service of legal process which shall be by registered or certified mail, postage prepaid, return receipt requested or overnight courier). A Party’s email addresses, or physical address may be changed from time to time by either Party by providing written notice to the other in the manner set forth above.

12.6.	Execution in Counterparts and by Electronic Means. This Agreement may be executed in counterparts and by electronic means and the Parties agree that such electronic means and delivery will have the same force and effect as delivery of an original document with original signatures.

12.7.	Entire Agreement; Amendment. This Agreement includes all addendums, exhibits, schedules and attachments referenced herein, all of which are incorporated herein by this reference. This Agreement is the final, complete, and entire agreement of the Parties. There are no other promises or conditions in any other agreement, oral or written. This Agreement supersedes and replaces, as applicable, any prior promises, agreements, representations, undertakings, or implications whether made orally or in writing between the Parties related to the subject matter of this Agreement, including but not limited to, any prior Master Custody Services Agreements entered into between the Parties which shall be deemed terminated upon the execution of this Agreement. The Agreement may only be modified or amended in writing and signed by both Parties.

12.8.	Remedies Cumulative. Each Party will have all of the rights and remedies provided by Law in addition to the rights and remedies set forth in this Agreement and in any other agreement or writing between the Parties. All of a Party’s rights and remedies are cumulative and may be exercised from time to time, and the pursuit of one right or remedy will not constitute an exclusive election or otherwise preclude or limit its pursuit of any other or additional right or remedy.

12.9.	Severability. If any provision of this Agreement will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provisions will be deemed to be written, construed and enforced as so limited.

12.10.	Assignment. No Party may assign any of its rights under this Agreement or delegate its performance under this Agreement without the prior written consent of the other Party except that either Party may assign its rights and delegate its performance under this Agreement to: (i) any entity that acquires all or substantially all of its assets; (ii) any Affiliate that controls, is controlled by, or is under common control with, the assigning Party; and (iii) any successor in a merger, acquisition, or reorganization, including any judicial reorganization provided that any entity providing services pursuant to assignment under each of (i), (ii) and (iii) above possesses the necessary licenses to perform such services in compliance with applicable Law and any entity providing custody services pursuant to this Agreement shall be a qualified custodian as defined under the Advisers Act. Any purported assignment in violation of this Section 12.10 will be null and void, ab initio, and of no force or effect.

12.11.	Use of Affiliates. Anchorage is, and will at all times be, responsible for the acts and omissions of its Affiliates, including Anchor Labs, Inc. as if they were the acts and omissions of Anchorage. Without limiting the generality of the foregoing, Anchorage hereby discloses that it is a subsidiary of Anchor Labs, Inc., which provides certain technology and administrative services to Anchorage in support of Anchorage’s provision of Services hereunder, pursuant to an Intercompany Services Agreement between Anchorage and Anchor Labs, Inc. and all provisions under this Agreement that are applicable to Anchorage will apply equally to its Affiliates, including Anchor Labs, Inc. For the avoidance of doubt, this section does not apply to Anchorage’s use of a Vendor, Fiat Institution, or other service provider. Notwithstanding the foregoing in no circumstances shall custodial services be provided by any entity other than Anchorage.

12.12.	Insurance. Anchorage shall obtain, carry and maintain in effect during the Term, at its sole expense, insurance coverage in such types and amounts that are compliant with the requirements of Exhibit E (Insurance Requirements) of Addendum 1 below which is hereby incorporated into this Agreement. Nothing in the Agreement, including any indemnification, shall be construed to relieve any insurer of its obligation to pay claims consistent with the provisions of a valid insurance policy. Coverage by insurance required under this Agreement will not operate as a limitation of liability nor will limitations of liability in this Agreement apply to the extent of coverage.

12.13.	Governing Law. This Agreement will be governed by and construed exclusively in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions or rules. Subject to Section 11, the Parties hereby agree to submit to the exclusive jurisdiction of any appropriate court located in New York, New York, as a forum for litigation. Each of the Parties hereto hereby waives: (i) all right to trial by jury in any lawsuit, action, proceeding or counterclaim arising out of this Agreement (ii) any objection to the laying of venue in such courts; and (iii) the defenses of forum non conveniens, lack of personal jurisdiction and/or improper venue.

12.14.	Survival. Any expiration or termination of this Agreement will not affect any accrued claims, rights or liabilities of Parties, and all provisions which must survive to fulfill their intended purposes, or by their nature are intended to survive such expiration or termination will survive, including Sections 2 - 12, and the Schedules.

12.15.	Set-off. Client may set off against any obligation of Anchorage to Client any sum owing by Client to Anchorage, whether or not such sum is immediately due and payable.

12.16.	Service Level Agreement. Without prejudice to any other provision of this Agreement, the Anchorage Entities will use, at minimum, commercially reasonable efforts to perform its obligations under this Agreement (including, for the avoidance of doubt, any schedule, addendum, confirmation or other document issued or delivered in connection with any transaction hereunder) in accordance with the Service Level Agreement attached as Exhibit A to Addendum 1 below which is hereby incorporated into this Agreement, or to such higher standard as specified in this Agreement or by applicable Laws.

12.17.	Personnel. Anchorage shall ensure that it has sufficient Personnel to perform its obligations under this Agreement and that such Personnel: (i) are adequately trained and skilled at a level appropriate to perform such obligations; and (ii) will act in accordance with and comply with Anchorage’s obligations under this Agreement, including but not limited to Section 8 (Confidentiality).

12.18.	Background Screening. Anchorage shall conduct a background screening on its Personnel prior to assigning such Personnel to provide Services to Customer. Such background screening shall, at a minimum, include: (i) a criminal record search going back not less than seven (7) years in the state and federal courts in every state (and every county of every state) in which such Anchorage Personnel has resided; (ii) an Individualized Assessment with respect to matters as set forth in Exhibit B (Background Screening Requirements) to Addendum 1 of this Agreement which is hereby incorporated into this Agreement, discovered in the course of such background check; and (iii) any other assessment necessary for Anchorage to reasonably determine that such Anchorage Personnel does not present any risk to the property, reputation, business or IT systems of Client and/or its customers and does not present any risk of harm to other persons, including persons on Client premises, all in compliance with all applicable Laws (“Background Screening”). Anchorage shall not allow any individual whose Background Screening presents, in Anchorage’s reasonable assessment, any risk to the property, reputation, business or Holdings Data of Client to provide Services to Customer hereunder or to otherwise access Client Data. Notwithstanding the undertaking of any Background Screening hereunder, Anchorage shall be responsible for the actions and performance of its Personnel and for any breach of the terms of this Agreement.

12.19.	Digital Asset Deposits and Withdrawals. Anchorage will promptly, which in no event shall be longer than 6 hours of receipt, process Supported Digital Asset deposit transactions into and withdrawal transactions from Client's Account according to the Authenticated Instruction received from Client or Client’s Authorized Representatives, including, for the avoidance of doubt, Agent, and, except as otherwise explicitly set forth herein, Anchorage is not required to verify the accuracy of the Authenticated Instruction prior to processing. Client must verify the accuracy of all deposit and withdrawal information prior to submitting Directions to Anchorage regarding a Digital Asset deposit or withdrawal transaction. Except for its obligations under, and subject to, this Agreement, Anchorage shall have no liability, obligation, or responsibility for Client Digital Asset transfers conducted in reliance on Authenticated Instructions received from Client or Client’s Authorized Representatives pursuant to this Agreement.

12.20.	No Waiver of Contractual Right. The failure of either Party to enforce any provision of this Agreement will not be construed as a waiver or limitation of that Party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement. A waiver or consent given on one occasion is effective only in that instance and will not be construed as a bar to or waiver of any other right on any other occasion.

12.21.	Non-exclusivity. Anchorage acknowledges that it is not the exclusive service provider to Client of services the same as or similar to the Services and that Client is entitled to source the same or similar services from third parties.

12.22.	Conflicts. In the event and to the extent of any conflict or inconsistency between the clauses of this Agreement and the exhibits, schedules and/or any annexures to the schedules, or between any of those clauses, schedules, exhibits or annexures and an Order Form then the conflict or inconsistency shall be resolved in accordance with the following descending order of precedence (from high priority to low priority): (A) first, any amendments to this Agreement agreed in writing between authorized representatives of the parties after the Effective Date; (B) second, this Agreement; (C) third, any other exhibits or schedules to this Agreement; and (D) fourth, the other provisions of the applicable Order Form.

12.23.	Equal Opportunity Employer. Anchorage affirms that it provides equal employment opportunities for all individuals without regard to race, color, religion, national origin, gender, age, disability, sexual orientation or other characteristics protected by Law. Anchorage shall not recruit, hire, train, assign, compensate, discipline, promote, transfer or discharge any individuals who may be assigned to provide the Services in violation of this equal employment opportunity policy.

12.24.	Subcontracting. Anchorage shall not subcontract its material obligation to provide any of the Services to a Vendor without the prior written consent of Client. Where Client provides its written consent to such subcontracting, Anchorage will remain fully responsible and liable for the acts and omissions of the Vendor as if such acts or omissions were those of Anchorage. For avoidance of doubt, this section does not prohibit use of Vendors within the definition of (i) to (iii) of “Personnel” or Third Party validators, and the use of any Third Party services for On-Chain Services shall not constitute subcontracting. The Vendors approved by Client as at the Effective Date are set out at Appendix 3 to Exhibit C (Data Privacy and Security Requirements) to Addendum 1.

SCHEDULE A

DEFINITIONS

“Account” means an account established in the name of, or for the benefit of a Client, in which the ownership of Digital Assets is recorded and to which Digital Assets are credited. Each Account is recorded separately on Anchorage's books and records and has one or more unique wallet addresses on the relevant Blockchain (e.g., in the case of bitcoin, the Blockchain associated with the Bitcoin network). An organization may have one or more Accounts, and an Account may have one or more Vaults. The Authorized Persons and Quorum requirements for each Account may differ from those of other Accounts.

“Acceptable Device” means a hardware device with software configuration set forth in Schedule B that (i) Client has authorized to access the Services; and (ii) has been designated by Anchorage as such, in each case, in accordance with Section 2.3(a).

“ADA” means the native Digital Asset of the Cardano network used for value transfer, transaction fees, staking, and governance on the Cardano blockchain.

“Affiliate” means an entity controlling, controlled by or under common control with a Party, , where “control” is defined as ownership of more than fifty percent (50%) of outstanding shares or securities or an equivalent ownership interest.

“Anchorage API” means the application programming interfaces made available by Anchorage as part of the Services to facilitate access (via API Key) to the Account(s) and/or Technology Platform, including (1) the Anchorage v1 API, which provides read-only functionality for viewing Client’s Account and transaction details; and (2) the Anchorage v2 API, which provides (subject to permissioning by Client’s Authorized Persons) functionality which enables the submission of Directions.

“Anchorage Digital Mobile Application” means the proprietary Anchorage iOS mobile application installed on an Authorized Person’s Acceptable Device through which Directions may be submitted.

“Anchorage Web Application” means the proprietary Anchorage website application which provides users with read-only access to details of Client’s Account, including account balances, transaction history and monthly statements.

“Anchorage Termination Event” means the occurrence and continuance of: (i) a Bankruptcy Event with respect to Anchorage; or (ii) the failure of Anchorage to withdraw or transfer Client’s Supported Digital Assets in accordance with Client’s Directions within the time periods set forth in this Agreement and such failure is not cured within two (2) Business Days following Client providing written notice to Anchorage (“Anchorage Return Cure”); provided, however, that if such failure is due to a technology or security issue where, in the commercially reasonable opinion of Anchorage, returning the relevant Digital Assets would result in material risk to Client or Anchorage or may result in the relevant Digital Assets being lost or otherwise not successfully returned and Anchorage promptly notifies Client promptly upon Client’s notice of such failure: (A) Client may request that Anchorage still withdraw or transfer the Digital Assets, but Anchorage will have no liability with respect to any such withdrawal or transfer (unless Anchorage acts with negligence unrelated to such technology or security issue) and any failure to withdraw or transfer shall not result in an Anchorage Termination Event if Client does not receive the withdrawn or transferred Digital Assets or the proceeds of any such sale due to such technology or security issue; or (B) if Client does not elect to have Anchorage still make the withdrawal or transfer, an Anchorage Termination Event shall not occur while the relevant security or technology event is occurring and continuing; (iii) Anchorage materially breaches any provision of the Agreement and, where such breach is capable of cure, it remains uncured for a period of 10 calendar days after notice of the breach is provided by Client to Anchorage.

“Annual Basis Points” refers to the annual rate for custody fees. Monthly Custody Fees are charged at the rate of one-twelfth of the listed annual rate.

“API Key” means a unique alphanumeric credential issued by Anchorage to Client in accordance with this Agreement that is used to authenticate and identify a calling program or user when accessing the Anchorage API.

“AUC” or “Assets Under Custody” means the average daily balance of Client Digital Assets in Anchorage’s custody each month as determined by reference to the Benchmark Valuation for each Digital Asset, calculated after the conclusion of each month, where the average daily balance is determined by adding each daily balance and dividing the sum of the daily balances by the number of days in such month (or in the case of the first month, by the number of days in such month following the Fees Commencement Date).

“Authenticated Instruction” means a Direction (i) regarding specific Digital Assets; (ii) to add or remove Authorized Persons; (iii) to generate or remove, or change permissions for, Anchorage API Keys; or (iv) which is otherwise provided for by the Services; by (a) an Authorized Person that has received Quorum approval (where such Quorum approval is required) or (b) an authorized application using an Anchorage API Key generated by an Authorized Person. All Authenticated Instructions shall be received and authenticated by Anchorage in accordance with reasonable security procedures, or they shall not constitute Authenticated Instructions. Anchorage’s authentication processes and procedures will be determined by Anchorage in its sole discretion, subject to this Agreement, and in accordance with applicable Law and industry best practices of comparable custodians that are chartered banks and trust companies, from time to time, and will include various measures, including without limitation a requirement for biometric authentication for each Authorized Person via an Acceptable Device, and which may include but are not limited to fingerprint, facial recognition, or voiceprint. Where the purpose of an Authenticated Instruction relates to Digital Assets, such an Authenticated Instruction is an entitlement order for purposes of Article 8 of the UCC.

“Authorized Person” means a person nominated by Client, and thereafter approved by Anchorage pursuant to Section 2.1.

“AVAX” means the native Digital Asset of the Avalanche network used for value transfer, transaction fees (gas), staking, and governance within the Avalanche ecosystem (including the Primary Network and supported subnets).

“Bankruptcy Event” means the party is: (i) dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition: (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (viii) causes or is subject to any event with respect to it which, under the applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Basis Point” means 1/100th of 1%.

“Benchmark Valuation” shall have the meaning give to it in Section 10.4.

“Bitcoin” is a type of Digital Asset that is the native asset of the Bitcoin network, which is peer-to-peer network of nodes which implement the Bitcoin protocol.

“Bitcoin Cash” is a type of Digital Asset that is created and transmitted through the operations of the peer-to-peer Bitcoin Cash Network.

“Blockchain” means software operating a distributed ledger which is maintained by a network of computers, and that records all transactions in a Digital Asset in theoretically unchangeable data packages known as blocks, each of which are timestamped to reference the previous block so that the blocks are linked in a chain that evidences the entire history of transactions in the Digital Asset.

“Business Day” means any day except a Saturday, Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.

“Claim” means any action, suit, litigation, demand, charge, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental, regulatory or administrative body or any arbitrator or arbitration panel.

“Client Data” means any or all of the following, and all copies thereof, regardless of the form or media: (i) Personal Information of Client or an Authorized Person; and (ii) any Confidential Information provided or submitted by or on behalf of Client or an Authorized Person as part of the Services; and (iii) Holdings Data. Client Data includes any modifications to, or derivative works of, the foregoing entered into any Anchorage database as part of the Services, as well as any output generated by the Services (including the Technology Platform) relating to Client, including in respect of Client’s Account(s), Vault(s) and Digital Assets.

“Confidential Information” means information and technical data, which is not generally known to the public, whether disclosed directly or indirectly, in writing, orally, or visually, that the Receiving Party knows or should know is confidential or proprietary. Examples of Confidential Information include, but are not limited to, a Party’s products, software, websites, apps, marketing plans and materials, business strategies, business methods, models, financial reports or projections, product plans and specifications, designs, processes, manuals, ideas, concepts, drawings, pricing, the Fees, operational plans, know-how, employee information, shareholder information, vendor information, customer information, and ownership or investor information, and Private Keys to access Client’s Digital Assets. Client Data and Client’s wallet addresses and deposit and withdrawal details are Confidential Information of the Client. The existing and terms of this Agreement (to the extent not available to the public), the API Keys, and any arbitration pursuant to this Agreement shall be confidential to both Parties. Confidential Information shall not include any (x) information that is or becomes generally publicly available through no fault of the Receiving Party; (y) information that the Receiving Party obtains from a third party (other than in connection with this Agreement) that, to the Receiving Party’s best knowledge, is not bound by an obligation of confidentiality prohibiting such disclosure; or (z) information that is independently developed or acquired by the Receiving Party without the use of Confidential Information provided by the Disclosing Party.

“Digital Asset” means a digital representation of value that may function as a medium of exchange or medium for investment, including the Supported Digital Assets, and which is evidenced on, and can be electronically received and stored using distributed ledger technology. For the avoidance of doubt, Digital Assets held by Anchorage for the Client are “Financial Assets” for purposes of the UCC and are not assets of Anchorage.

“Direction” means an instruction of the Client made through the Anchorage Digital Mobile Application by Authorized Persons via an Acceptable Device, or via the Anchorage API, relating to the storage or transfer of Digital Assets. All Directions shall be Authenticated Instructions or they shall not constitute valid Directions.

“Disabling Device” means any device, method, token, code, program, sub-program, programming instruction or set of instructions constructed with the intention to destroy, damage, disable, interfere with, interrupt, allow the circumvention or security of, or otherwise affect the Software, computer programs, data files or operations in any manner without the authorization, knowledge or approval of any actual or intended user, operator, administrator, publisher, licensor or licensee, or any worms or so called ‘Trojan Horses’, malware, or logic bombs, or any back door, trap door or other access means or portal which would enable an entity or device to access any Software, programs, data, systems or communications devices, without the knowledge or authorization of the owner, operator or user of the programs, data, systems or communications devices, or any other code designated to be a virus or other form of malicious code.

“Documentation” means all Client manuals, training and marketing materials, guides, product descriptions, product specifications, technical manuals, supporting materials, and other information relating to the Services and provided by Anchorage to Client.

“Dogecoin” means the decentralized, open-source Digital Asset which operates on the Dogecoin blockchain utilizing a proof-of-work consensus mechanism.

“DOT” means the native Digital Asset of the Polkadot network used for value transfer, transaction fees, staking, and governance on the Polkadot blockchain.

"Ether" means a type of Digital Asset called Ether that is the native asset of the Ethereum Mainnet.

“Ethereum” can refer, depending on the context, to either the Ethereum Mainnet itself or to the native asset of such network.

“Ethereum Mainnet” means Ethereum’s main network and Blockchain also known as the Ethereum layer 1 (L1).

“Fee” has the meaning provided in the Order Form.

“Fiat Services” means services related to the custody, management, and Directions related to fiat currencies owned by Client and held for Client’s benefit by Anchorage, including (i) holding Client’s fiat currency in an omnibus banking account held for the benefit of Anchorage’s clients, and (ii) transferring Client’s fiat currency as directed by Client or other Client designee.

“Force Majeure Event” has the meaning specified in the body of this Agreement.

“Fork” means (i) that the source code of a Digital Asset network as a whole has been changed in a way that makes it incompatible with the unchanged version of the Digital Asset network, (ii) a material population of miners, validators and/or node operators of the Digital Asset network accept the changes while the remainder do not, and (iii) that the two resulting Digital Asset networks have not been merged together in a timely manner, resulting in divergent blockchains for each. A Fork would create two separate Digital Asset networks (each, a “Forked Network”), and may result in Anchorage holding an identical amount of Digital Assets associated with each Forked Network.

“HBAR” means the native digital asset of the Hedera network (also known as Hedera Hashgraph), used for value transfer, network fees, and staking on that network,.

“Holdings Data” means any financial information of Client and its Affiliates and their respective customers or employees relating to account data, investment and trading data, portfolio names, portfolio holdings, portfolio transactions, holding amounts, positions, valuations, history, proprietary ratings, and other related data.

"including" (irrespective of whether capitalized or not) means including, without limitation.

“Intellectual Property Right(s)” means, with respect to any thing, material or work (hereinafter, a “Work”): any and all (i) worldwide copyrights, trademarks, trade secrets and any other intellectual property and proprietary rights and legal protections in and to such Work including but not limited to all rights under treaties and conventions and applications related to any of the foregoing; (ii) all patents, patent applications, registrations and rights to make applications and registrations for the foregoing; (iii) all goodwill associated with the foregoing; (iv) all renewals, extensions, reversions or restorations of all such rights; (v) all works based upon, derived from, or incorporating the Work; (vi) all income, royalties, damages, claims, and payments now or hereafter due or payable with respect thereto; (vii) all causes of action, either in law or in equity for past, present or future infringement based on the Work; (viii) rights corresponding to each of the foregoing throughout the world; and (ix) all the rights embraced or embodied therein, including but not limited to, the right to duplicate, reproduce, copy, distribute, publicly perform, display, license, adapt, prepare derivative works from the Work, together with all physical or tangible embodiments of the Work.

“Laws” means all applicable federal, state and local laws, statutes, ordinances, regulations, rules, executive orders, circulars, opinions, agency guidance, interpretive letters and other official releases, request, or recommendation, in each case of or by any government, or any authority, department or agency thereof.

“LINK” means: the native Digital Asset of the Chainlink Network, a decentralized “oracle” platform that is an application built on the Ethereum Network..

“Litecoin” or “LTC” means the native Digital Asset of the Litecoin network, a decentralized, open-source blockchain that uses proof-of-work consensus.

“Losses” means, whether arising in contract, tort or otherwise, any liabilities, damages, diminution in value, payments, obligations, losses, interest, costs and expenses, security or other remediation costs, (including any regulatory investigation or third party subpoena costs, reasonable attorneys’ fees, court costs, expert witness fees, and other expenses relating to investigating or defending any Claim); fines, taxes, fees, restitution, or penalties imposed by any governmental, regulatory or administrative body, interest on and additions to tax with respect to, or resulting from, Taxes imposed on Client’s assets, cash, other property, or any income or gains derived therefrom; and judgments (at law or in equity) or awards of any nature.

“Lumen” the native Digital Asset of the Stellar Network which was designed to facilitate cross-currency transactions .

“Monthly Custody Fee” means (Annual Basis Points x AUC)/12 as calculated using the fee table in the Order Form.

“Monthly Minimum Fee” refers to the fees as agreed by Parties in the Order Form.

“One-Time Onboarding Fee” refers to the fees for establishing Client as an Anchorage customer, including KYC/AML processes; one in-person training session; Authorized Person onboarding; and remote training for up to ten (10) individuals. Credit, if any, may be applied to Client Fees only above the Monthly Minimum Fee, and will be applied fully each month until the credit has been fully expended within the Initial Term. Any remaining credit after the Initial Term shall be forfeited.

“Personal Information” means any information relating to an identified or identifiable individual, such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, personal identification number, health or medical information, fingerprint, voice print, or any other unique logical or biometric identifier specific to an individual, regardless of the media in which it is contained, that is: (i) disclosed to Anchorage, its Affiliates or Anchorage Representatives by Client or an Authorized Person in anticipation of, in connection with or incidental to the Services; (ii) processed at any time by Anchorage, an Anchorage Affiliate or Anchorage Representatives in connection with or incidental to the performance of its obligations under this Agreement; or (iii) derived by Anchorage, an Anchorage Affiliate or Anchorage Representatives from the information described in (i) and (ii) above.

“Personnel” means (i) employees of Anchorage, (ii) individuals who are agents, including independent contractors of Anchorage; (iii) Affiliates of Anchorage and their respective employees and agents, including individuals who are independent contractors of that Affiliate; and (iv) where relevant, Vendors and their respective employees and agents, including individuals who are independent contractors of a Vendor, in each case of (i), (ii), and (iii) above, who provide on behalf of Anchorage any Services or otherwise perform under this Agreement.

“Private Key” means an alphanumeric string known only to the holder of a Digital Asset, which must be used to transact the Digital Asset represented by the corresponding Public Key on the applicable Blockchain.

“Public Key” means an alphanumeric string on a Blockchain that indicates ownership/possession of a specific amount of a Digital Asset by a specific network participant. The Public Key is visible to all participants in the Blockchain’s network.

“Quorum” means the minimum number of Authorized Persons required to approve a Direction which requires a quorum. Unless otherwise specified in an applicable control agreement or instructions provided in connection therewith, (i) Client may designate the total number and the minimum number of Authorized Persons required to approve an Authenticated Instruction or other Direction so long as Client designates at least three (3) Authorized Persons, with at least two (2) required to approve any Direction.

“Representative” means any employees, officers, directors, representatives, contractors, and agents of a Party.

“Security Incident” means: (a) any reasonably suspected or actual unauthorized access to or acquisition, loss, destruction, alteration, disclosure of, or theft of Client Data (including hard copy records) or Client Digital Assets; or (b) violation or compromise of the IT Systems of Client or Anchorage (including the introduction of a Disabling Device), in each case of (a) or (b) caused by or arising from Anchorage’s or its Personnel’s acts or omissions, including a breach or compromise of Anchorage’s Security Program.

“Services” means the services related to the custody and settlement of Digital Assets provided by Anchorage to Client under this Agreement (including any attachments, schedules, exhibits, or addendums), including the Technology Platform and Support Services. “Services” also includes Fiat Services or On-Chain Services if Anchorage has offered such services to Client, and Client has accepted such services. For the avoidance of doubt, “Services” expressly excludes the provision of legal, tax, brokerage, or investment advice or recommendations.

“Shiba Inu” means the Ethereum-based Digital Asset, which is supported by the Shibarium, a Layer-2 blockchain.

“SOC 1 Report” shall have the meaning given to it in Section 9.2 of Exhibit C (Data Privacy and Security Requirements) to Addendum 1.

“SOL” means the native Digital Asset of the Solana network, used for value transfer, transaction fees, and staking on the Solana blockchain.

“Specific Performance” shall have the meaning given to it Section 10.5.

“Support Services” means services supporting the use of the Services, including access to Anchorage Representatives for support related to Account(s), training, etc.

“Supported Digital Assets” means the Digital Assets listed in Schedule C, and such additional Digital Assets as may be agreed between the parties in writing from time to time.

“Technology Platform” means the technology platform and application provided by Anchorage and made available to Client to access the Services and Account(s), including the Anchorage API, the Anchorage Digital Mobile Application, and the Anchorage Web Application, and any changes, improvements, extensions thereto or other versions thereof in order to: (i) store Client’s Digital Assets and provide related services; (ii) handle Digital Assets according to Authenticated Instructions; and (iii) determine the eligibility of Digital Assets for storage and continued storage. The Technology Platform includes but is not limited to (i) algorithms, computer programs, concepts, ideas, inventions, machines, mask works, procedures, processes, rates, security codes, and works of authorship in all cases whether or not patentable or copyrightable, that are owned or in-licensed by Anchorage or that otherwise are or have been created, developed, owned, incorporated or generated, in whole or in part, by or on behalf of Anchorage for or into or in connection with features, functions, tools or services to be provided pursuant to this Agreement, (ii) all data and other information that are or can be collected, compiled, or derived by or on behalf of Anchorage from any usage by Client or any other person of any work, invention, or other subject matter referred to in the foregoing, and (iii) any work, invention, or other subject matter that constitutes or relates to a suggestion, enhancement, modification, improvement, upgrade, or update regarding, or that is otherwise based on or derived from or related to, any work, invention, or other subject matter referred to in this the foregoing.

“Third Party” means a person(s) or any legal entity that is not a Party, a Representative of a Party, or an Affiliate of a Party.

“Transition Period” means a 180-day period (or such extended period as agreed in writing by Anchorage and Client) commencing on the date Client is notified of any termination of the Agreement pursuant to Section 4.2.

“Transition Services” means the Services consisting of (i) the custody of Client’s Digital Assets on Client’s behalf, the processing of deposits and withdrawals and the other Services, and (ii) access to the Technology Platform.

“UCC” means the New York Uniform Commercial Code.

“USDC” means the reserve-backed stablecoin issued by Circle Internet Financial which is designed to maintain a stable value at 1 U.S. dollar at all times.

“Vault” means a subdivision of an Account. Each Vault is held separately on Anchorage's books and records and may have one or more unique wallet addresses on the relevant Blockchain. The Authorized Persons and Quorum requirements for each Vault may differ from those of other Vaults.

“Vendor” means any Third Party retained by Anchorage or its Affiliates to provide technical or professional services used by Anchorage or its Affiliates to provide the Services to Client.

“XRP” means the native Digital Asset of the XRP Ledger (XRPL) used for value transfer and network fees on the XRP Ledger.

SCHEDULE B

TECHNICAL AND EQUIPMENT SPECIFICATIONS

1.	Acceptable Device.

As to each nominated Authorized Person, a unique iPhone or iPad with TouchID or FaceID is required for the Services and must meet the minimum iPhone or iPad model as required by Anchorage and notified to Client in writing not less than 30 days’ prior to such requirements taking effect.

Note: Anchorage also reserves the right, upon notice to Client, to exclude new iPhone versions for a brief period as Anchorage deems necessary in its sole discretion (such as to ensure that the new software and/or device is operable with the Anchorage application and systems, is secure, and free from material bugs).

2.	Software Specifications.

As to each Acceptable Device of each nominated Authorized Person, the operating system must meet the minimum iOS version as required by Anchorage and notified to Client in writing not less than 30 days’ prior to such requirements taking effect.

3.	Changes to Schedule B.

Upon amendment of any Acceptable Device and Software Specification requirements, as provided hereunder, Client will update and/or replace the Acceptable Device(s) as may be necessary, at its sole expense. Client understands and agrees that ongoing access to the Services will depend on compliance with Anchorage Acceptable Device and Software Specification requirements.

4.	Additional Acceptable Devices and Software Specifications

Client may choose to rely on the Technical and Equipment Specifications set out at the following link where such specifications permit Client to use versions of software or types or versions of devices that are not expressly permitted by this Schedule B: https://anchorage-digital.docsend.com/view/8e8x9kiq26m37xbv

SCHEDULE C

SUPPORTED DIGITAL ASSETS AND REFERENCE RATES

Supported Digital Asset	Reference Rate Name
Avalanche (AVAX)	Lukka Digital Asset Median Reference Rate - Avalanche - U.S. Dollar
Bitcoin (BTC)	Lukka Digital Asset Median Reference Rate - Bitcoin - U.S. Dollar
Bitcoin Cash (BCH)	Lukka Digital Asset Median Reference Rate - Bitcoin Cash - U.S. Dollar
Cardano (ADA)	Lukka Digital Asset Median Reference Rate - Cardano - U.S. Dollar
Chainlink (LINK)	Lukka Digital Asset Median Reference Rate - ChainLink - U.S. Dollar
Dogecoin (DOGE)	Lukka Digital Asset Median Reference Rate - Dogecoin - U.S. Dollar
Ether (ETH)	Lukka Digital Asset Median Reference Rate - Ether - U.S. Dollar
LINK Litecoin (LTC)	Lukka Digital Asset Median Reference Rate - Litecoin - U.S. Dollar
Hedera (HBAR)	Lukka Digital Asset Median Reference Rate - Hedera Hashgraph - U.S. Dollar
Polkadot (DOT)	Lukka Digital Asset Median Reference Rate - Polkadot - U.S. Dollar
Shiba Inu (SHIB)	Lukka Digital Asset Median Reference Rate - SHIBA INU - U.S. Dollar
Solana (SOL)	Lukka Digital Asset Median Reference Rate - Solana Token - U.S. Dollar
Stella Lumen (XLM)	Lukka Digital Asset Median Reference Rate - Stellar Lumens - U.S. Dollar
XRP (XRP)	Lukka Digital Asset Median Reference Rate - Ripple - U.S. Dollar
USDC (USDC)	Lukka Digital Asset Median Reference Rate - USD Coin - U.S. Dollar

ADDENDUM NO. 1 TO ANCHORAGE DIGITAL BANK STANDARD TERMS AND CONDITIONS

EXHIBIT A : SERVICE LEVEL AGREEMENT

[Redacted]

EXHIBIT B: BACKGROUND SCREENING REQUIREMENTS

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EXHIBIT C: DATA PRIVACY AND SECURITY REQUIREMENTS

[Redacted]

EXHIBIT D: BUSINESS CONTINUITY REQUIREMENTS

[Redacted]

EXHIBIT E: INSURANCE REQUIREMENTS

[Redacted]